Exhibit 10.1

ASSIGNMENT AND ASSUMPTION OF LEASE

The Parties to this Assignment are HR ACQUISITION I CORPORATION, a Maryland corporation (“Assignor”), whose mailing address is 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and GMR MESA, LLC, a Delaware limited liability company (“Assignee”), whose mailing address is 4800 Montgomery Lane, Suite 450, Bethesda, Maryland 20814. This Assignment shall be effective as of December 20, 2016 (the “Effective Date”). Assignor and Assignee are sometimes referred to herein as the “Parties.”

WHEREAS, Assignor is the lessor under that certain Lease Agreement, dated as of October 20, 2009 (the “Lease”), with HealthSouth Mesa Rehabilitation Hospital, LLC, a Delaware limited liability company (“Lessee”), which Lease is guaranteed by HealthSouth Corporation, a Delaware corporation (“Guarantor”),pursuant to which the Lessee leases the Premises, as described in the Lease; and

WHEREAS, Assignee desires to purchase and assume from Assignor, and Assignor desires to sell and assign to Assignee all of the rights, benefits, and privileges as “Lessor” under the Lease, as set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth:

1.           As of the Effective Date, Assignor does hereby assign, transfer, and deliver unto Assignee all of the right, benefits and privileges as “Lessor” under the Lease, subject to all terms, conditions, reservations and limitations set forth in the Lease.

2.          As of the Effective Date, Assignee accepts, on the terms and conditions herein specified, this Assignment, and assumes the obligations, liabilities and performance of all the terms and conditions of “Lessor” to be performed under the Lease from and after the Effective Date.

3.           Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) to the extent resulting by reason of the failure of Assignor to perform any of the obligations as “Lessor” under the Lease prior to the Effective Date.

4.          Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of the failure of Assignee to perform any of the obligations as “Lessor” under the Lease on and after the Effective Date.

5.          No course or dealing between Assignor and Assignee and no delay on the part of any party in exercising any rights under this Assignment shall operate as a waiver of the rights of the Assignor or the Assignee. No covenant or other provision of this Assignment may be waived unless by a written instrument signed by the Parties so waiving such covenant or other provision.

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the Effective Date.

“Assignor”

HR ACQUISITION I CORPORATION, a
Maryland corporation

By	/s/ C. Burney Dawkins
C. Burney Dawkins
Vice President – Acquisitions
and Dispositions

“Assignee”

GMR MESA, LLC, a Delaware limited liability company

By:	/s/ David A. Young
Name:	David A. Young
Title:	Chief Executive Officer and President

LEASE AGREEMENT

HR ACQUISITION I CORPORATION

AND

HEALTHSOUTH MESA REHABILITATION HOSPITAL, LLC

October 20, 2009

for

5652 East Baseline Road

Mesa, Arizona 85206

9.5	Intentionally Deleted	14
9.6	Clarification	14
ARTICLE 10 LIENS		15
ARTICLE 11 PERMITTED CONTESTS		15
ARTICLE 12 INSURANCE		16
12.1	General Insurance Requirements	16
12.2	Full Replacement Cost	17
12.3	Additional Insurance	17
12.4	Waiver of Subrogation	17
12.5	Form of Insurance	17
12.6	Change in Limits	18
12.7	Blanket Policy	18
12.8	No Separate Insurance	18
12.9	Insurance for Contractors	18
ARTICLE 13 FIRE AND CASUALTY		18
13.1	Insurance Proceeds	18
13.2	Reconstruction in the Event of Damage or Destruction Covered by Insurance	19
13.3	Reconstruction in the Event of Damage or Destruction Not Covered by Insurance	19
13.4	The Personal Property	19
13.5	Restoration of Capital Additions	19
13.6	No Abatement of Rent	20
13.7	Damage Near End of Term	20
13.8	Waiver	20
ARTICLE 14 CONDEMNATION		20
14.1	Parties' Rights and Obligations	20
14.2	Total Taking	20
14.3	Partial Taking	20
14.4	Restoration	20
14.5	Award Distribution	21
14.6	Temporary Taking	21
ARTICLE 15 DEFAULT BY LESSEE		21
15.1	Events of Default	21
15.2	Lessor's Remedies	23
15.3	Intentionally Deleted	25
15.4	Additional Expenses	25
15.5	Waiver	25
15.6	Application of Funds	25
15.7	Notices by Lessor	25
ARTICLE 16 LESSOR'S RIGHT TO CURE		26
ARTICLE 17 PURCHASE OF THE LEASED PROPERTY		26
ARTICLE 18 HOLDING OVER		27
ARTICLE 19 ABANDONMENT; OPTIONS TO PURCHASE		27
19.1	Intentionally Deleted	27
19.2	Obsolescence of the Leased Property; Offer to Purchase	27
19.3	Option to Purchase the Leased Property	27

 3

19.4	Conveyance of Leased Property	27
19.5	Option to Purchase the Personal Property	28
ARTICLE 20 SUBSTITUTION OF PROPERTY		28
20.1	Substitution of Property for the Leased Property	28
20.2	Conditions to Substitution	30
20.3	Conveyance to Lessee	31
20.4	Expenses	31
ARTICLE 21 RISK OF LOSS		31
ARTICLE 22 INDEMNIFICATION		31
ARTICLE 23 SUBLETTING AND ASSIGNMENT		32
23.1	Subletting and Assignment	32
23.2	Non-Disturbance, Subordination and Attornment	33
ARTICLE 24 OFFICER'S CERTIFICATES AND FINANCIAL INFORMATION		33
24.1	Estoppel Certificates	33
24.2	Financial Information	34
ARTICLE 25 INSPECTION		34
ARTICLE 26 QUIET ENJOYMENT		35
ARTICLE 27 NOTICES		35
ARTICLE 28 APPRAISAL		36
ARTICLE 29 RESERVED		37
ARTICLE 30 DEFAULT BY LESSOR		37
30.1	Default by Lessor	37
30.2	Lessee's Right to Cure	38
ARTICLE 31 ARBITRATION		38
31.1	Controversies	38
31.2	Appointment of Arbitrators	38
31.3	Third Arbitrator	38
31.4	Arbitration Procedure	39
31.5	Expenses	39
ARTICLE 32 FINANCING OF THE LEASED PROPERTY		39
ARTICLE 33 SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE		39
ARTICLE 34 EXTENDED TERMS		40
34.1	Options to Extend the Term	40
34.2	Minimum Rent for the First Year of the First Extended Term	40
34.3	Minimum Rent for the First Year of the any other Extended Term	40
ARTICLE 35 MISCELLANEOUS		40
35.1	No Waiver	40
35.2	Remedies Cumulative	41
35.3	Surrender	41
35.4	No Merger of Title	41
35.5	Transfers by Lessor	41
35.6	General	41
35.7	Memorandum of Lease	42
35.8	Venue of Actions	42
35.9	Waiver of Right to Trial By Jury	42
35.10	Waiver of Certain Damages	43

 4

35.11	Entire Agreement	43
ARTICLE 36 TRANSFER OF OPERATIONS AND LICENSES		43
36.1	Operation of Facility at End of Term	43
36.2	Management Fee	43
36.3	Cooperation with the Transfer of Operations	44
ARTICLE 37 GLOSSARY OF TERMS		44

 5

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) dated as of October 20, 2009, is entered into by and between HR ACQUISITION I CORPORATION, a Maryland corporation, having its principal office at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 (“Lessor”), and HEALTHSOUTH MESA REHABILITATION HOSPITAL, LLC, a Delaware limited liability company, having its principal office at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 (“Lessee”).

ARTICLE 1

LEASED PROPERTY; TERM

1.1        Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor’s interest in and to the following property (collectively, the “Leased Property”):

(a)        the real property more particularly described on Exhibit “A” attached hereto together with all covenants, licenses, privileges and benefits thereto belonging, and any easements, rights-of-way, rights of ingress and egress or other interests of Lessor in, on or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property, including any strips and gores adjacent to or lying between such real property and any adjacent real property (the “Land”);

(b)        all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including all alleyways and connecting tunnels, crosswalks, sidewalks, landscaping, parking lots and structures and roadways appurtenant to such buildings and structures that are presently situated upon the Land, and Capital Additions financed by Lessor (but specifically excluding Capital Additions financed by Lessee), drainage and all above-ground and underground utility structures (collectively, the “Leased Improvements”);

(c)        all permanently affixed equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, carpet, moveable or immoveable walls or partitions and built-in oxygen and vacuum systems, all of which are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Personal Property (collectively, the “Fixtures”); and

(d)        to the extent permitted by law, all permits, approvals and other intangible property or any interest therein now or hereafter owned or held by Lessor in connection with the Leased Property (collectively, the “Permits”), including all contract rights, agreements, trade names, water rights and reservations, zoning rights and warranties (including those relating to construction or fabrication) related to the Leased Property or any part thereof, specifically excluding the general corporate trademarks, service marks, logos or insignia or books and records of Lessee, and any certificate of need or license related to the business or businesses now or hereafter conducted by Lessee on the Leased Property; and

(e)        all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land or the Leased Improvements and are in Lessee’s possession or control.

1.2        Demise of the Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents from Lessor, all of Lessor’s rights and interest in and to the Leased Property, SUBJECT, HOWEVER, to the matters set forth on Exhibit “B” attached hereto (the “Permitted Exceptions”),to have and to hold for a total initial term of approximately 15 years (the “Initial Term”) commencing on the date hereof (the “Commencement Date”) and ending on the fifteenth anniversary of the last day of the month in which the Commencement Date occurs, as may be extended pursuant to the terms of Article 34 hereof.

1.3        Permits. Lessor shall not be named on any Permit or any applications therefor except to the extent required as owner, but not operator, of the Leased Property.

1.4        Guaranty. Lessee shall cause its Affiliate, HealthSouth Corporation, a Delaware corporation (“Guarantor”), to execute and deliver a guaranty agreement in favor of Lessor guaranteeing, among other things, all of Lessee’s obligations hereunder.

ARTICLE 2

RENT

2.1        Definitions. Capitalized terms used in this Lease but not defined shall have the meanings ascribed to them in Article 37 of this Lease.

2.2        Intentionally Deleted.

2.3        Minimum Rent and Adjustments to Minimum Rent. Except as set forth in Section 30.2, Lessee shall pay to Lessor, without notice, demand, set off or counterclaim, in advance in lawful money of the United States of America, at Lessor’s address set forth herein or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in writing, Minimum Rent, as adjusted annually pursuant to Section 2.3(b) and Section 2.3(c) during the Term, as follows:

(a)        Minimum Rent. Lessee will pay to Lessor as rent (the “Minimum Rent”) for the Leased Property the annual sum equal to the product of (i) Total Project Costs multiplied times (ii) 0.09, payable in advance in 12 equal, consecutive monthly installments, with the first installment due on the Commencement Date and continuing on the first day of each calendar month thereafter during the Term. The Minimum Rent shall be prorated as to any partial month and is subject to adjustment as provided in Sections 2.3(b), 2.3(c), 9.3(b)(iv) and 20.1 below. By way of illustration only, and not in limitation, assuming that Total Project Costs is $15,700,000, then the annual Minimum Rent effective as of the Commencement Date would be $1,413,000 (viz. ($15,700,000 x 0.09 = $1,413,000) and the monthly installment of the Minimum Rent due on the first day of the first full month after the Commencement Date, would be $117,750 (viz $1,413,000/12 = $117,750).

(b)        Increases to Minimum Rent during the Initial Term. On each Adjustment Date occurring during the Initial Term, the then-current Minimum Rent shall be increased annually effective at such Adjustment Date by three percent of the Minimum Rent in effect immediately prior to such Adjustment Date.

(c)        Increases to Minimum Rent during any Extended Term. On each Adjustment Date occurring during an Extended Term, the then-current Minimum Rent shall be increased annually effective at such Adjustment Date by three percent of the Minimum Rent in effect immediately prior to such Adjustment Date.

2.4        Calculation of Increases to Minimum Rent. Prior to the first Adjustment Date of the Initial Term and the first Adjustment Date following the commencement of each Extended Term, Lessor will calculate the increase in the Minimum Rent pursuant to the provisions of Section 2.3(b) or 2.3(c), as the case may be, and will provide Lessee with thirty days’ prior written notice of same. Lessor’s failure to timely give such notice shall not affect Lessee’s obligation to pay such increased Minimum Rent retroactively for the applicable period, but Lessee shall not be required to pay such increased Minimum Rent until the scheduled rent payment date immediately following Lessee’s receipt of written notice from Lessor of such increased Minimum Rent amount.

2.5        Additional Charges. Lessee will also pay and discharge as and when due (a) all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease including, to the extent applicable, any condominium association dues, assessments or other charges, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute or otherwise, in the case of non-payment of the Additional Charges, as well as the Minimum Rent. If any installment of Minimum Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor) shall not be paid within five Business Days after the date when due, Lessee will pay Lessor on demand, as Additional Charges, interest (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the date when due to the date of payment in full thereof (it being understood, however, that in the case of Additional Charges, interest may not be assessed against Lessee until five Business Days after the later to occur of (i) the date when due or (ii) the date on which Lessee received written notice from Lessor of such Additional Charge and the payment date associated therewith). Notwithstanding the immediately preceding sentence, for the first time during any Fiscal Year that an installment of Minimum Rent or Additional Charges is delinquent, Lessor will not assess interest related thereto until five days following written notice from Lessor that such installment is late. In the event Lessor provides Lessee with written notice of failure to timely pay any installment of Minimum Rent or any Additional Charges pursuant to Section 15.1(b) more than three times within any twelve-month period, Lessee shall pay an administrative fee to Lessor in the amount of $500 for each additional written notice Lessor gives pursuant to Section 15.1(b) during the next twelve months. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which such Additional Charges would otherwise be due.

2.6        Net Lease. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the fall amount of the installments of the Minimum Rent and the payments of Additional Charges from the Commencement Date through the end of the Term, but subject to any provisions of this Lease which expressly provide for payments by Lessor or the adjustment of the Rent or other charges.

ARTICLE 3

IMPOSITIONS

3.1        Payment of Impositions. Subject to Article 11 relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and Lessee will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay such Impositions and the amount thereof shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term hereof as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor’s net income, gross receipts, franchise taxes and taxes on its capital stock. Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article 15. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where filing is required. Lessor and Lessee will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, and Lessee is obligated for the same hereunder, Lessee will be provided with copies of assessment notices in sufficient time for Lessee to file a protest. Lessee may, upon giving 10 days’ prior written notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, if requested by Lessee and at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of an invoice therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor will cooperate with Lessee in order that Lessee may fulfill its obligations hereunder, including the execution of any instruments or documents reasonably requested by Lessee.

3.2        Proration of Impositions. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s and Lessor’s obligation to pay their prorated shares thereof shall survive such termination.

3.3        Utility Charges. Lessee will contract for, in its own name, and will pay or cause to be paid all charges for, electricity, power, gas, oil, water and other utilities used in the Leased Property during the Term.

3.4        Insurance Premiums. Lessee will contract for, in its own name, and will pay or cause to be paid all premiums for, the insurance coverage required to be maintained by Lessee pursuant to Article 12 during the Term.

ARTICLE 4

NO TERMINATION

Except as provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of (a) any damage to, or destruction of, the Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title, or (c) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor. Except as otherwise specifically provided in this Lease, the obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim or seek any damages it may have against Lessor as a result of a breach by Lessor of the terms of this Lease.

ARTICLE 5

OWNERSHIP OF LEASED PROPERTY

5.1        Ownership of the Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

5.2        Personal Property. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements any items of the Personal Property, and may remove, replace or substitute for the same from time to time in the ordinary course of Lessee’s business. Lessee shall provide and maintain during the entire Term all such Personal Property as shall be necessary in order to operate the Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.

5.3        Security Interest in Personal Property. Upon a written request by Lessor, Lessee shall use good faith efforts to convey to Lessor a security interest (junior in priority to any then existing security interest in favor of another Person) in the Personal Property.

5.4        Ownership of Design and Construction Documentation.

(a)        So long as this Lease remains in effect, Lessor shall retain ownership of all design and construction documentation with respect to the Leased Property, including, but not limited to, the As-Built Plans and Specifications (as defined below), and Lessee and its Affiliates shall retain a license to use, at no cost to Lessee, such design and construction documentation, including, but not limited to, the As-Built Plans and Specifications. During the Term, the As- Built Plans and Specifications and other design and construction documents delivered to Lessor shall be strictly confidential and shall not be copied, scanned, reproduced, or duplicated in any manner by Lessor, and shall not be distributed, disseminated or provided to any party by Lessor other than prospective lenders and purchasers and their respective attorneys, agents or employees without the express written authorization of Lessee or Guarantor, which authorization shall not be unreasonably withheld. The provisions of this Section 5.4 shall apply to any subsequent owner of the Leased Property during the Term of this Lease. As used herein, the term “As-Built Plans and Specifications” means, collectively, the Plans (as defined in the Purchase and Sale Agreement) after reflecting all changes made during construction of the Leased Improvements on the Leased Property.

(b)        In the event that the Leased Property is transferred to Lessee pursuant to the terms of this Lease, the ownership of all design and construction documentation with respect to the Leased Improvements, including, but not limited to, the As-Built Plans and Specifications, shall be transferred to Lessee or its Affiliates; provided that Lessor shall have no liability or obligation to Lessee or any of its Affiliates in the event Lessor is unable to locate originals or copies of such documents at the time of any such transfer.

(c)        At the end of the Term or in the event this Lease is terminated sooner pursuant to its terms, Lessor shall retain ownership of all design and construction documentation with respect to the Lease Improvements, including, but not limited to, the As-Built Plans and Specifications.

ARTICLE 6

CONDITION AND USE OF LEASED PROPERTY

6.1        Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purpose hereunder. Lessee is leasing the Leased Property “as is” in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT.

6.2        Use of the Leased Property.

(a)        After the Commencement Date and during the entire Term, Lessee shall use or cause to be used the Leased Property and the improvements thereon only as either an inpatient rehabilitation hospital, a long-term acute care hospital or other post-acute healthcare facility or a skilled nursing facility, together with such other uses as may be necessary in connection with or incidental to such use (the “Primary Intended Use”). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

(b)        Lessee covenants that it will obtain and maintain all material approvals needed to use and operate the Leased Property and the Facility for the Primary Intended Use in compliance with all applicable Legal Requirements.

(c)        Lessee covenants and agrees that during the Term it will use its reasonable best efforts to operate continuously the Leased Property in accordance with its Primary Intended Use (it being understood that any temporary discontinuance of operations as a result of a casualty or Condemnation or during the performance of any renovations at the Facility will not be deemed a violation of this subsection (c)) and to maintain its certifications for reimbursement and licensure and its accreditation, if compliance with accreditation standards is required to maintain the operations of the Facility and if a failure to comply would adversely affect operations of the Facility.

(d)        Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Lessee cause or permit any nuisance thereon.

(e)        Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not financed by Lessor, to be used in such a manner as (i) might reasonably impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (ii) might reasonably result in a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

(f)         Lessee will not utilize any Hazardous Materials on the Leased Property except in accordance with applicable Legal Requirements and will not permit any contamination which may require remediation under any applicable Hazardous Materials Law. Lessee agrees not to dispose of any Hazardous Materials or substances within the sewerage system of the Leased Property, and that it will handle all “red bag” wastes in accordance with applicable Hazardous Materials Laws.

(g)        Neither Lessor nor Lessee, during the Term, shall initiate or acquiesce to any zoning change at the Leased Property unless such change is requested in writing by the other party.

6.3        Management of Facility. Lessee shall cause the Facility to be managed at all times by Lessee or an Affiliate of Lessee (it being understood that for purposes of this sentence, the term Lessee means the Person then constituting the “Lessee” hereunder at any given time). Lessee shall not enter into any management agreement, written or oral, unless the terms thereof and the proposed manager have been approved in writing by Lessor. All such management agreements must be in writing and any management agreement with an Affiliate of Lessee must contain a provision to the effect that the obligation of Lessee to pay management fees is subordinate to its obligation to pay the Rent, and that the manager shall not have the right to collect any management fees during the continuance of an Event of Default.

6.4        Lessor to Grant Easements. Lessor will, from time to time, at the request of Lessee and at Lessee’s cost and expense, but subject to the approval of Lessor (which consent may not be unreasonably withheld or delayed) (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of an Officer’s Certificate stating (and such other information as Lessor may reasonably require confirming) that such grant, release, dedication, transfer, petition or amendment is required or beneficial for and not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not reduce its value.

ARTICLE 7

LEGAL, INSURANCE AND FINANCIAL REQUIREMENTS

7.1        Compliance with Legal and Insurance Requirements. Subject to Article 11 relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) directly or indirectly with the cooperation of Lessor, but at Lessee’s sole cost and expense, procure, maintain and comply with all material licenses, certificates of need and other authorizations required for (i) any use of the Leased Property then being made, and (ii) the proper erection, installation, operation and maintenance of the Leased Improvements or any part thereof, including any Capital Additions.

7.2        Legal Requirement Covenants. Lessee covenants and agrees that the Leased Property shall not be used for any unlawful purpose. Lessee shall, directly or indirectly with the cooperation of Lessor, but at Lessee’s sole cost and expense, acquire and maintain all material licenses, certificates, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use and any other use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee’s use of the Leased Property and Lessee’s maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable Legal Requirements.

7.3        Hazardous Materials. Lessee hereby covenants that no activity shall be undertaken on the Leased Property which would cause (i) the Leased Property to become a treatment, storage or disposal facility of hazardous waste, infectious waste, biomedical or medical waste, within the meaning of RCRA or any Hazardous Material Law, (ii) a release or threatened release of Hazardous Material from the Leased Property within the meaning of CERCLA or SARA or any Hazardous Material Law or (iii) the discharge of Hazardous Material into any watercourse, surface or subsurface of a body of water or wetland, or the discharge into the atmosphere of any Hazardous Material which would require a permit under any Hazardous Material Law. No activity shall be undertaken with respect to the Leased Property which would cause a violation of RCRA, CERCLA, SARA or any Hazardous Material Law. Except as may be required for the ordinary operation of a hospital, Lessee shall not be required to obtain, and Lessee has no knowledge or any reason Lessee will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Leased Improvements or any part of the Leased Property by reason of any Hazardous Material Law. Lessee hereby agrees to indemnify and defend, at its sole cost and expense, and hold Lessor, its successors and assigns, harmless from and against and to reimburse Lessor with respect to any and all claims, demands, actions, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lessor at any time and from time to time by reason or arising out of Lessee’s breach or violation of this Article 7.

ARTICLE 8

REPAIRS: RESTRICTIONS AND ANNUAL INSPECTIONS

8.1       Maintenance and Repair.

(a)        Lessee, at its expense, will keep the Leased Property in reasonably good order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements, the age of the Leased Property or any portion thereof), and, except as otherwise provided in Articles 13 and 14, with reasonable promptness, will make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or after the commencement of the Term of this Lease (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work and shall be accomplished by Lessee or a party selected by Lessee. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or usefulness of the Leased Property or any part thereof for the Primary Intended Use.

(b)        Except for the use of any insurance or condemnation proceeds as set forth in Articles 13 and 14 hereof, Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

(c)        Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any particular labor or services or the furnishing of any particular materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the finishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

(d)        Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee will, upon the expiration or prior termination of this Lease, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Property in reasonably good order and repair during the entire Term), damage caused by the gross negligence or willful acts of Lessor, and damage or destruction described in Article 13 or resulting from a Taking described in Article 14 which Lessee is not required by the terms of this Lease to repair or restore and except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease.

8.2        Encroachments; Restrictions. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any applicable Legal Requirement, lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee, or (b) make such changes in the Leased Improvements, and take such other actions, as Lessor in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Facility for the Primary Intended Use substantially in the manner and to the extent the Facility was operated prior to the assertion of such violation or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article 9. Lessee’s obligations under this Section 8.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance, and Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

8.3        Annual Inspections. During each year of the Term after the first anniversary of the Commencement Date, Lessor, at its sole cost and expense, shall have the right to inspect the Leased Property and all systems contained therein at any reasonable time to determine Lessee’s compliance with its obligations under this Lease, including those obligations set forth in Article 7 herein.

ARTICLE 9

CAPITAL ADDITIONS

9.1        Construction of Capital Additions to the Leased Property.

(a)        If no Event of Default shall have occurred and be continuing, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on the Leased Property with the prior written consent of Lessor which consent shall not be unreasonably withheld; provided that Lessee shall not be permitted to create any Encumbrance on the Leased Property in connection with such Capital Addition without first complying with Section 9.1(b) hereof. Prior to commencing construction of any Capital Addition, Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to Lessor, as they become available to Lessee, such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Lessor may reasonably request. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition and the use or uses to which it will be put.

(b)        Prior to commencing construction of any Capital Addition, Lessee shall first request Lessor to provide funds to pay for such Capital Addition in accordance with the provisions of Section 9.3. If Lessor declines or is unable to provide such financing on terms acceptable to Lessee and Lessee rejects Lessor’s offer of financing, Lessee may arrange or provide other financing, subject to the provisions of Section 9.2. Additionally, Lessor shall reasonably cooperate with Lessee regarding the grant of any consents or easements or the like necessary or appropriate in connection with any Capital Addition. Further, no Capital Addition shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property (and not part of the Land covered by this Lease) including tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval shall not be unreasonably withheld. All proposed Capital Additions shall be architecturally integrated and consistent with the Leased Property.

9.2       Capital Additions Financed by Lessee. If Lessee provides or arranges to finance any Capital Addition with a party other than Lessor or if Lessee pays cash for any Capital Addition, this Lease shall be and hereby is amended to provide as follows:

(a)        There shall be no adjustment in the Minimum Rent by reason of any such Capital Addition.

(b)        Upon the expiration or earlier termination of this Lease, Lessor shall compensate Lessee for all Capital Additions paid for or financed by Lessee in any of the following ways:

(i)          By purchasing all Capital Additions paid for by Lessee from Lessee for cash in the amount of the Fair Market Added Value at the time of purchase by Lessor of all such Capital Additions paid for or financed by Lessee; or

(ii)         By purchasing such Capital Additions from Lessee by delivering to Lessee Lessor’s purchase money promissory note in the amount of said Fair Market Added Value, due and payable not later than six (6) months after the date of expiration or other termination of this Lease, bearing interest at the test rate applicable under Section 1272 of the Code or any successor section thereto (“Test Rate”) or, if no such Test Rate exists, at the Prime Rate, which interest shall be payable monthly, and which note shall be secured by a mortgage on the Leased Property, subject to all mortgages and encumbrances on the Leased Property at the time of such purchase; or

(iii)        Such other arrangement regarding such compensation as shall be mutually acceptable to Lessor and Lessee.

Any undisputed amount owed by Lessee to Lessor under this Lease at such termination or expiration may be deducted from any compensation for Capital Additions payable by Lessor to Lessee under this Section 9.2.

9.3         Capital Additions Financed by Lessor.

(a)         Lessee shall request that Lessor provide or arrange financing for a Capital Addition by providing to Lessor such information about the Capital Addition as Lessor may reasonably request (a “Request”), including all information referred to in Section 9.1 above. Lessor may, but shall be under no obligation to provide or obtain the funds necessary to meet the Request. Within 30 days of receipt of a Request, Lessor shall notify Lessee as to whether Lessor will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease. In no event (i) shall the portion of the projected Capital Addition Cost comprised of land, if any, materials, labor charges and fixtures be less than 85% of the total amount of such cost, or (ii) shall Lessee or any of its Affiliates be entitled to any commission, directly or indirectly, as a portion of the Capital Addition Cost (it being understood, however that Lessee or any Affiliate of Lessee can receive a development fee, directly or indirectly, as a portion of the Capital Addition Cost so long as the amount of such development fee does not exceed the amount that would be reasonable and customary in an arm’s length transaction for a similar project). Any Capital Addition not financed by Lessor must still be approved in writing by Lessor pursuant to the terms of Section 9.1 hereof, which consent will not be unreasonably withheld. Lessee may withdraw its Request by notice to Lessor at any time before or after receipt of Lessor’s terms and conditions.

(b)         If Lessor agrees to finance the proposed Capital Addition, Lessor’s obligation to advance any funds shall be subject to receipt of all of the following, in form and substance reasonably satisfactory to Lessor:

(i)          such loan documentation as may be required by Lessor;

(ii)         any information, certificates, licenses, permits or documents requested by Lessor or any lender with whom Lessor has agreed or may agree to provide financing which are necessary to confirm that Lessee will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

(iii)        an Officer’s Certificate and, if requested, a certificate from Lessee’s architect, setting forth in detail reasonably satisfactory to Lessor the projected (or actual, if available) cost of the proposed Capital Addition;

(iv)        an amendment to this Lease, duly executed and acknowledged, in form and substance satisfactory to Lessor and Lessee (the “Lease Amendment”), consistent with the terms presented in Lessor’s response to Lessee’s Request and containing such provisions as may be necessary or appropriate due to the Capital Addition, including any appropriate changes in the legal description of the Land and the Rent, all such changes to be mutually agreed upon by Lessor and Lessee;

(v)         a deed conveying title to Lessor to any land and improvements or other rights acquired for the purpose of constructing the Capital Addition, free and clear of any liens or encumbrances except those approved in writing by Lessor and, both prior to and following completion of the Capital Addition, an as-built survey thereof reasonably satisfactory to Lessor;

(vi)        endorsements to any outstanding policy of title insurance covering the Leased Property or a supplemental policy of title insurance covering the Leased Property reasonably satisfactory in form and substance to Lessor (A) updating the same without any additional exceptions, except as may be permitted by Lessor; and (B) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner’s policy of title insurance referred to in subparagraph (vii) below);

(vii)       if required by Lessor, (A) an owner’s policy of title insurance insuring fee simple title to any land conveyed to Lessor pursuant to subparagraph (v), free and clear of all liens and encumbrances except those approved by Lessor and (B) a lender’s policy of title insurance satisfactory in form and substance to Lessor and the Lending Institution advancing any portion of the Capital Addition Cost;

(viii)      if required by Lessor upon completion of the Capital Addition, an M.A.I appraisal of the Leased Property; and

(ix)         such other certificates (including evidence of increased insurance coverage, if applicable), documents, customary opinions of Lessee’s counsel, appraisals, surveys, certified copies of duly adopted resolutions of the Board of Directors of Lessee authorizing the execution and delivery of the Lease Amendment and any other instruments as may be reasonably required by Lessor.

(c)        Upon making a Request to finance a Capital Addition, Lessee agrees to pay up to $2,000 of Lessor’s actual, documented third party costs incurred in evaluating such Request. If Lessor approves the Request and commits to finance the applicable Capital Addition, Lessee shall pay or agree to pay (whether or not such financing is actually consummated) mutually agreed upon reasonable costs and expenses of Lessor and any Lending Institution that has committed to finance such Capital Addition paid or incurred in connection with the financing of the Capital Addition, including (i) the fees and expenses of their respective counsel, (ii) the amount of any recording or transfer taxes and fees, (iii) documentary stamp taxes, if any, (iv) title insurance charges, appraisal fees, if any, and (v) commitment fees, if any.

9.4         Remodeling and Non-Capital Additions. Lessee shall have the right and the obligation to make additions, modifications or improvements to the Leased Property that are not Capital Additions, from time to time as may reasonably be necessary for its uses and purposes and to permit Lessee to comply fully with its obligations set forth in this Lease; provided that such action will be undertaken expeditiously, in a workmanlike manner and will not significantly alter the character or purpose or detract from the value or operating efficiency of the Leased Property and will not significantly impair the revenue producing capability of the Leased Property or adversely affect the ability of Lessee to comply with the provisions of this Lease. Title to all non-Capital Additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and, upon expiration or earlier termination of this Lease, shall pass to and become the property of Lessor.

9.5         Intentionally Deleted.

9.6        Clarification. Notwithstanding anything to the contrary contained herein, Section 9.1 through Section 9.3 shall only apply to Capital Additions made following the issuance of a certificate of occupancy for the Facility.

ARTICLE 10

LIENS

Subject to the provisions of Article 11 relating to permitted contests, Lessee will not directly or indirectly create or suffer to exist and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the Permitted Exceptions, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 6.4 of this Lease, (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article 23, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 11, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed for more than 60 days after the completion of the action (including any appeal from any judgment rendered therein) giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article 11, and (h) any Encumbrance placed on the Leased Property by Lessor or otherwise caused by Lessor’s actions.

ARTICLE 11

PERMITTED CONTESTS

Lessee, after three days’ prior written notice to Lessor, on its own or on Lessor’s behalf (or in Lessor’s name), but at Lessee’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (individually, a “Charge” and, collectively, “Charges”) not otherwise permitted by Article 10, which is required to be paid or discharged by Lessee; provided that (a) in the case of an unpaid Charge, the commencement and continuation of such proceedings, or the posting of a bond or certificate of deposit as may be permitted by applicable law, shall suspend the collection thereof from Lessor and from the Leased Property; (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; (c) Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the event that any such contest shall involve a sum of money or potential loss in excess of $50,000, then Lessee shall deliver to Lessor and its counsel an Officer’s Certificate as to the matters set forth in clauses (a), (b) and (c); (e) in the case of an Insurance Requirement, the coverage required by Article 12 shall be maintained; and (f) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or otherwise comply with the applicable Charge; provided further that nothing contained herein shall be construed to permit Lessee to contest the payment of Rent, or any other sums payable by Lessee to Lessor hereunder. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires and then at its own expense, Lessor shall join as a party therein. Lessor shall do all things reasonably requested by Lessee in connection with such action. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

ARTICLE 12

INSURANCE

12.1       General Insurance Requirements. During the Term of this Lease, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property insured with the kinds and amounts of insurance described below and written by companies reasonably acceptable to Lessor authorized to do insurance business in the state in which the Leased Property is located. The policies must name Lessor as an additional insured (where applicable and as its interests may appear under this Lease only), and losses shall be payable to Lessor and/or Lessee as provided in Article 13. In addition, the policies shall name as an additional insured, as its interests may appear under this Lease only, the holder (“Facility Mortgagee”) of any mortgage, deed of trust or other security agreement securing any Encumbrance placed on the Leased Property in accordance with the provisions of Article 32 (“Facility Mortgage”), if any, by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment in excess of $750,000 shall require the written consent of Lessor and each affected Facility Mortgagee. Certificates of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). The policies on the Leased Property, including the Leased Improvements, the Fixtures and the Personal Property, shall insure against the following risks:

(a)         Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk” and all physical loss perils, including sprinkler leakage, in an amount not less than 90% of the then Full Replacement Cost thereof (as defined below in Section 12.2) after deductible with a replacement cost endorsement sufficient to prevent Lessee from becoming a co-insurer;

(b)         Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus now or hereafter installed in the Facility, with a limit of $25,000,000 with respect to any one accident;

(c)         Loss of rental under an insurance policy covering risk of loss during the first 12 months of reconstruction necessitated by the occurrence of any of the covered hazards described in Sections 12.1(a), (b) or (d), in an amount sufficient to prevent Lessee from becoming a co-insurer;

(d)         Loss or damage by hurricane and earthquake in the amount of the Full Replacement Cost, after deductible, subject to an annual aggregate limit of $50,000,000;

(e)         Flood (when the Leased Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area and if available from insurance companies authorized to do business in the state in which the Leased Property is located; and

(f)         General and professional liability insurance in the minimum amount of $1,000,000 for each occurrence and $3,000,000 in the aggregate, with excess coverage in the amount of $10,000,000 in the aggregate; provided that before the lapse of any such policy, Lessee shall obtain at Lessee’s sole expense an extended reporting period insurance coverage endorsement covering a period of at least two years (“tail coverage endorsement”) beyond the lapse of any such Policy.

(g)         Workers’ Compensation and Employer’s Liability Insurance as required by law or regulation. Employer’s Liability insurance shall be provided in amounts not less than $ 1,000,000 per accident for bodily injury by accident; $1,000,000 policy limit by disease; and $1,000,000 per employee for bodily injury by disease.

12.2       Full Replacement Cost. The term “Full Replacement Cost” as used herein shall mean the actual replacement cost of the Facility from time to time, including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy; provided, however, that to the extent that insurance coverage in the amount of the Total Project Costs is commercially available, the Full Replacement Cost shall never be less than the Total Project Costs.

12.3       Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably requested from time to time by any Facility Mortgagee which is consistent with insurance coverage for similar buildings in the county and state where the Leased Property is located, or required pursuant to any applicable Legal Requirement and shall at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Lessee on the Leased Property, in accordance with all applicable Legal Requirements.

12.4       Waiver of Subrogation, All insurance policies carried by either party covering the Leased Property, the Fixtures, the Facility and/or the Personal Property, including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such a waiver clause or endorsement so long as the same is obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may request and pay the same, but shall not be obligated to do so.

12.5       Form of Insurance. All Policies for the Leased Property shall be issued by insurance companies authorized to do business in the state where the Leased Property is located, each of which insurance companies shall have at least a minimum Policyholder’s Rating of “A-” and a Financial Size Rating of VIII according to the current edition of A.M. Best’s Insurance Reports, Industrial Risk Insurers, or with such other company as may be approved in advance in writing by Lessor, which approval shall not be unreasonably withheld. Lessee shall pay all premiums therefor, and deliver certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, at least 10 days prior to the expiration of the existing policy). In the event of the failure of Lessee to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver certificates thereof to Lessor at the times required, Lessor, after providing 10 days’ written notice to Lessee, shall be entitled, but shall have no obligation, to enact such insurance and pay the premiums therefor, which reasonable premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 15.1(c). Each insurer mentioned in this Section shall agree that it will give to Lessor prior written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

12.6       Change in Limits. In the event that Lessor, at the end of the 10th anniversary of the Commencement Date and once during each 10-year period thereafter, shall reasonably and in good faith believe the limits of the general liability insurance then carried are insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance shall be determined by an impartial third party selected by the parties, the costs of which shall be divided equally between the parties.

12.7       Blanket Policy. Notwithstanding anything to the contrary contained in this Section, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under separate policies meeting all other requirements of this Lease; provided further that the requirements of this Article 12 are otherwise satisfied.

12.8      No Separate Insurance. Without the prior written consent of Lessor, Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 12 to be furnished by, or which may reasonably be required by a Facility Mortgagee to be furnished by, Lessee, or increase the amounts of any then-existing insurance required under this Article 12 by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insureds as their interests may appear under this Lease only. Lessee shall promptly notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then-existing insurance required under this Article 12.

12.9       Insurance for Contractors. If Lessee shall engage or cause to be engaged any contractor to perform work on the Leased Property, and the value of Lessee’s contract with such contractor is in excess of $ 100,000, Lessee shall use its best efforts to require such contractor to carry and maintain general commercial liability insurance coverage of at least $1,000,000 per occurrence and $3,000,000 in the aggregate, at no expense to Lessor; provided that in cases where such coverage is excessive in relation to the work being done, Lessee may allow any such contractor to carry or maintain alternative coverage in reasonable amounts upon Lessor’s prior written consent, which shall not be unreasonably withheld.

ARTICLE 13

FIRE AND CASUALTY

13.1      Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property or any portion thereof, and insured under any policy of insurance required by Article 12 of this Lease shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 13.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the cost of such reconstruction or repair in accordance with this Article 13 upon a written request from Lessee and after Lessee has expended an amount equal to or exceeding the deductible under any applicable insurance policy. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be retained by Lessee free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Article 13; provided that in the event neither Lessor nor Lessee is required or elects to repair or restore the Leased Property and the parties mutually agree to terminate this Lease, then the insurance proceeds generated by policies required by this Lease shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessee, including any salvage relating to Capital Additions paid for by Lessee.

13.2      Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a)         Except as provided in Section 13.7, if during the Term, the Facility is totally or partially destroyed from a risk covered by the insurance described in Article 12, Lessee shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction (utilizing the insurance proceeds to pay for such restoration). Such damage or destruction shall not terminate this Lease.

(b)         If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required under Article 12, Lessee shall be obligated to contribute any excess amount needed to restore the Facility after the insurance proceeds have been utilized fully.

13.3       Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 13.7 below, if during the Term the Facility is totally or materially destroyed from a risk (including earthquake) not covered by the insurance described in Article 12, Lessee at its option shall either (a) restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease, or (b) acquire the Leased Property from Lessor for a purchase price equal to the Minimum Purchase Price immediately prior to such damage or destruction or (c) if all of the criteria for such substitution are satisfied, offer to substitute a new property substantially equivalent to the Leased Property immediately before such damage or destruction pursuant to the provisions of Article 20.

13.4      The Personal Property. If Lessee is required or elects to restore the Facility as provided in Sections 13.2 or 13.3(a), Lessee shall use any insurance proceeds payable by reason of any loss of or damage to any of the Personal Property to restore or replace such Personal Property with items of substantially equivalent value to the items being replaced.

13.5      Restoration of Capital Additions. If Lessee is required or elects to restore the Facility as provided in Sections 13.2 or 13.3(a), Lessee shall also restore all Capital Additions paid for or financed by Lessor. In such event, (i) insurance proceeds payable by reason of damage to Capital Additions paid for or financed by Lessor shall be paid to Lessor and Lessor shall hold such insurance proceeds in trust and make them available to Lessee to pay the cost of repairing or replacing such Capital Additions and (ii) insurance proceeds payable by reason of damage to Capital Additions paid for or financed by Lessee shall be paid to Lessee.

13.6       No Abatement of Rent. This Lease shall remain in full force and effect and Lessee’s obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

13.7       Damage Near End of Term. Notwithstanding any provisions of Sections 13.2 or 13.3 to the contrary, if damage to or destruction of the Facility occurs during the last 12 months of the Term, and if such damage or destruction cannot be fully repaired and restored within the lesser of (i) six months or (ii) the period remaining in the Term immediately following the date of loss, either party shall have the right to terminate this Lease by giving notice to the other within 30 days after the date of damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds (with the exception of insurance proceeds related to Capital Additions financed by Lessee and insurance proceeds on Lessee’s Personal Property) and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one Extended Term, or one additional Extended Term, as the case may be, within 90 days following receipt of such termination notice.

13.8       Waiver. Lessee hereby waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Facility.

ARTICLE 14

CONDEMNATION

14.1      Parties’ Rights and Obligations. If during the Term there is any Taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article 14.

14.2      Total Taking. If there is a Taking of all of the Leased Property by Condemnation, this Lease shall terminate on the Date of Taking, and the Minimum Rent and all Additional Charges paid or payable hereunder shall be apportioned and paid to the Date of Taking.

14.3      Partial Taking. If there is a Taking of a portion of the Leased Property by Condemnation such that the Facility is not thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall remain in effect. If, however, the Facility is thereby rendered Unsuitable for Its Primary Intended Use, Lessee shall have the right (a) to take such proceeds of any Award as shall be necessary and restore the Facility, at its own expense, to the extent possible, to substantially the same condition as existed immediately before the partial Taking or (b) to terminate this Lease. Lessee shall exercise its option by giving Lessor notice thereof within 60 days after Lessee receives written notice of the Taking.

14.4      Restoration. If there is a partial Taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 14.3, Lessee shall accomplish all necessary restoration.

14.5      Award Distribution. Except as otherwise provided in Section 14.3 above, the entire Award shall belong to and be paid to Lessor, except that, if this Lease is terminated, Lessee shall be entitled to receive from the Award (if and to the extent the Award includes such item) any sum attributable to the Capital Additions for which Lessee would be entitled to reimbursement at the end of the Term pursuant to the provisions of Section 9.2(b). If Lessee is required or elects to restore the Facility, Lessor agrees that its portion of the Award shall be used for such restoration and it shall hold such portion of the Award in trust, for application to the cost of the restoration and will remit such proceeds of the Award to Lessee upon a written request from Lessee as the restoration work is performed.

14.6      Temporary Taking. The Taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six months. During any such six-month period all the provisions of this Lease shall remain in full force and effect and the Rent shall not be abated or reduced during such period of Taking; provided that Lessee will receive any compensation from the Taking authority as a result of such temporary Taking.

ARTICLE 15

DEFAULT BY LESSEE

15.1       Events of Default. The occurrence of any one or more of the following events shall constitute events of default (individually, an “Event of Default” and, collectively, “Events of Default”) hereunder:

(a)         Intentionally Deleted.

(b)          if Lessee shall fail to make a payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure continues for a period of ten days after written notice from Lessor to Lessee, or, after Lessor has provided such ten days’ prior written notice twice in any twelve-month period, then if Lessee shall fail to make a payment of the Rent when the same becomes due and payable, or

(c)          if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of 30 days after receipt by Lessee of written notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof (as soon as reasonably possible and subject to extension of time due to the occurrence of any Unavoidable Delay), or

(d)          if either Lessee or Guarantor shall:

(i)          admit in writing its inability to pay its debts generally as they become due,

(ii)         file a petition in bankruptcy or a petition to take advantage of any insolvency law,

(iii)        make an assignment for the benefit of its creditors,

(iv)        consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

(v)         file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

(vi)        be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee or Guarantor, as the case may be, a receiver of Lessee or Guarantor or of the whole or substantially all of its respective property, or approving a petition filed against it seeking reorganization or arrangement of Lessee or Guarantor, as the case may be, under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(vii)       be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of Lessee or Guarantor into, or a sale of substantially all of Lessee’s or Guarantor’s assets to, another Person; provided that if (a) the survivor of such merger or the purchaser of such assets shall assume all of Lessee’s obligations under this Lease (or, if applicable, Guarantor’s obligations under its guaranty agreement) by a written instrument, in form and substance reasonably satisfactory to Lessor, accompanied by an opinion of counsel, reasonably satisfactory to Lessor and addressed to Lessor stating that such instrument of assumption is valid, binding and enforceable against the parties thereof in accordance with its terms (subject to usual bankruptcy and other creditors’ rights exceptions), and (b) immediately after giving effect to any such merger, consolidation or sale, Lessee or Guarantor, or such other Person (if not Lessee or Guarantor) surviving the same, shall have a Consolidated Net Worth not less than the Consolidated Net Worth of Lessee or Guarantor immediately prior to such merger, consolidation or sale, all as to be set forth in an Officer’s Certificate delivered to Lessor within 30 days of such merger, consolidation or sale, then an Event of Default shall not be deemed to have occurred hereunder; or

(e)          if Lessee shall default beyond any applicable grace period contained in any major credit facility which by its terms would permit an outstanding balance equal to or greater than $50,000,000 and the same shall be accelerated by the lender or other applicable party, or

(f)          if any of the representations or warranties made by Seller in the Purchase and Sale Agreement or in certificates delivered in connection therewith prove to have been untrue in any material respect when made and is not cured within 30 days after receipt by Lessee of written notice thereof from Lessor (but only in the event Lessor is materially damaged by such untrue representation or warranty or Lessee's ability to perform under this Lease is materially impaired as a result thereof), or

(g)          if the Facility is not, for a period in excess of 90 days, operated in accordance with the Primary Intended Use (unless such cessation of operation results from a casualty or Condemnation event or from renovations being performed at the Facility).

15.2          Lessor's Remedies. If an Event of Default shall occur, Lessor shall have the right at its election, then or at any time thereafter so long as such Event of Default is continuing, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand, except as hereinafter provided:

(a)          Subject to Section 15.2(d), Lessor shall use reasonable efforts to relet but shall have no absolute obligation to relet. If Lessor does, at its sole discretion, elect to relet the Leased Property, such action by Lessor shall not be deemed as an acceptance of Lessee's surrender of the Leased Property unless Lessor expressly notifies Lessee of such acceptance in writing, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee's agent. It is further agreed in this regard that upon the occurrence of any Event of Default described in this Article 15, Lessor shall have the right, but not the obligation, to enter upon the Leased Property and do whatever Lessee is obligated to do under the terms of this Lease; and Lessee agrees to reimburse Lessor on demand for any reasonable expenses which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease, and further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action; provided that Lessor is not negligent in performing any of Lessee's obligations hereunder.

(b)          Subject to Section 15.2(d), Lessor may terminate this Lease by written notice to Lessee, in which event Lessee shall immediately surrender the Leased Property to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearage in the Rent, enter upon and take possession of the Leased Property and expel or remove Lessee and any other person who may be occupying said premises or any part thereof in accordance with all Legal Requirements. In addition, Lessee agrees to pay to Lessor within 30 days after demand the amount of all loss and damage which Lessor may suffer by reason of any termination pursuant to this subsection (b), said loss and damage to be determined, at Lessor's option, by either of the following alternative measures of damages:

(i)          Although Lessor shall be under no absolute obligation to attempt and shall be obligated only to use reasonable efforts, to relet the Leased Property, until the Leased Property is relet Lessee shall pay to Lessor on or before the first day of each calendar month the monthly rentals and other charges provided in this Lease. After the Leased Property has been relet by Lessor, Lessee shall pay to Lessor on the 10th day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for the preceding calendar month and that actually collected by Lessor for such month; provided that such collections are less than the rental and other charges due under this Lease. If it is necessary for Lessor to bring suit in order to collect any deficiency, Lessor shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent tenants for any calendar month in excess of the monthly rentals and other charges provided in this Lease shall be credited to Lessee in reduction of Lessee's obligations for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease; but Lessee shall have no right to such excess other than the above described credit; or

(ii)          When Lessor desires, Lessor may demand a final settlement not to exceed the Minimum Purchase Price at the time of such final settlement. Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly rentals and other charges provided in this Lease for the remainder of the Term and the reasonable rental value of the Leased Property for such period (including a reasonable time to relet the Leased Property), as determined pursuant to the provisions of Article 28 hereof, such difference to be discounted to present value at a rate equal to the lowest rate of capitalization (highest present worth) reasonably consistent with industry standards at the time of such determination and allowed by applicable law.

(c)          The rights and remedies of Lessor under subsections (a) and (b) of this Section 15.2 are cumulative, and except as expressly provided otherwise in Section 15.2(d) and Section 15.2(e) below, pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

(d)          Notwithstanding anything to the contrary set forth in this Section 15.2 or elsewhere in this Lease, the remedies available to Lessor pursuant to Section 15.2(b) above shall only be available upon the occurrence of a Special Default Event (as defined below). The parties specifically agree that Lessor shall not be entitled to terminate this Lease if any Event of Default other than a Special Default Event shall have occurred and be continuing. The parties further agree that notwithstanding anything to the contrary set forth in this Section 15.2 or elsewhere in this Lease, if an Event of Default under Section 15.1(f) has occurred and is continuing, the sole and exclusive remedy of Lessor shall be to collect from Lessee all actual damages incurred by Lessor as a result of such Event of Default. As used herein, the term “Special Default Event” means, individually and collectively, (i) the occurrence of an Event of Default pursuant to Section 15.1 arising out of a default or breach of a Payment Obligation (as defined below) by Lessee, or (ii) the failure of Lessee or Guarantor to satisfy any final, unsecured and unappealable judgment arising out of this Lease or the Guaranty which is rendered by a court of competent jurisdiction. As used herein, the term “Payment Obligation” means any obligation from time to time owing by Lessee under this Lease, which obligation can be satisfied with the payment of money, including any Rent, fees, costs or charges that would accrue but for the provisions of U.S. Bankruptcy Code, after any bankruptcy or insolvency petition is filed thereunder.

(e)          Notwithstanding anything to the contrary set forth in this Section 15.2 or elsewhere in this Lease, so long as no Special Default Event has occurred and is continuing, then the remedies available to Lessor hereunder upon the occurrence of an Event of Default under Section 15.1(g) above that is continuing shall be limited to the remedies described in Section 15.2(a) above (it being understood that in such instance, Lessee will cooperate with Lessor in its efforts to secure a sublease for the Leased Property for use that is consistent with the Primary Intended Use, which cooperation by Lessee will include taking the actions described in Section 36.3 of this Lease as to any sublessee).

15.3          Intentionally Deleted.

15.4          Additional Expenses. In addition to payments required pursuant to subsections (a) and (b) of Section 15.2 above, Lessee shall compensate Lessor for all reasonable expenses incurred by Lessor in repossessing the Leased Property (including any increase in insurance premiums caused by the vacancy of the Leased Property), all reasonable expenses incurred by Lessor in reletting (including repairs, remodeling, replacements, advertisements and brokerage fees), all reasonable concessions granted to a new tenant upon reletting (including renewal options), all fees and expenses incurred by Lessor as a direct or indirect result of any appropriate action by a Facility Mortgagee, any expenses of Lessor incurred for the installation of separate lines or meters for any public utilities not previously metered separately from adjacent property of Lessee and a reasonable allowance for Lessor's administrative efforts, salaries and overhead attributable directly or indirectly to Lessee's default and Lessor's pursuing the rights and remedies provided herein and under applicable law.

15.5          Waiver, If this Lease is terminated pursuant to law or the provisions of Article 15, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, reentry or repossession and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

15.6          Application of Funds. All payments otherwise payable to Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may reasonably determine or as may be prescribed by the laws of the state in which the Facility is located.

15.7          Notices by Lessor. The provisions of this Article 15 concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if it shall generally apprise Lessee of the nature and approximate extent of any default.

ARTICLE 16
LESSOR'S RIGHT TO CURE

If Lessee, without the prior written consent of Lessor, shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in Section 15.1, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, and all costs and expenses (including reasonable attorneys’ fees and expenses, in each case, to the extent permitted by law) so incurred shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 17
PURCHASE OF THE LEASED PROPERTY

In the event Lessee purchases the Leased Properly from Lessor pursuant to any of the terms of this Lease, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase and any other amounts owing to Lessor hereunder, deliver to Lessee an appropriate special warranty deed (in substantially the same form used to convey the Leased Property to Lessor) and any other documents reasonably requested by Lessee to convey the interest of Lessor in and to the Leased Property (including a conveyance of Lessor's interest in the plans and specifications for the Leased Improvements), subject only to the Permitted Exceptions, to Lessee, and such other standard documents usually and customarily prepared in connection with such transfers, free and clear of all encumbrances other than (a) those that Lessee has agreed hereunder to pay or discharge, (b) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to, (c) any other Encumbrances permitted to be imposed on the Leased Property under the provisions of Article 32 which are assumable at no cost to Lessee, and (d) any matters affecting the Leased Property on or as of the Commencement Date. The difference between the applicable purchase price and the total of the encumbrances assigned or taken subject to shall be paid in cash to Lessor, or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Lessee. The closing of any such sale shall be contingent upon and subject to Lessee obtaining all required governmental consents and approvals for such transfer. If such sale shall fail to be consummated by reason of the inability of Lessee to obtain all such approvals and consents, any options to extend the Term which otherwise would have expired during the period from the date when Lessee elected or became obligated to purchase the Leased Property until Lessee's inability to obtain the approvals and consents is confirmed shall be deemed to remain in effect for 30 days after the end of such period. All expenses of such conveyance, including the cost of title examination and standard coverage title insurance in the amount of the applicable purchase price, reasonable and actual attorneys' fees incurred by Lessor in connection with such conveyance, and transfer taxes, shall be paid by Lessee, unless Lessee's purchase of the Leased Property results from a default by Lessor under Section 30.1 of this Lease (in which case Lessor will pay the expenses of conveyance described herein). Recording fees and similar charges shall be paid for by Lessee.

ARTICLE 18
HOLDING OVER

If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be as a tenancy at will during which time Lessee shall pay as rental each month, (a) 150% of 1/12th of the aggregate annual Minimum Rent payable during the period immediately before the expiration of the Term; plus (b) all Additional Charges accruing during the month; and plus (c) all other sums, if any, payable pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Lessee and Lessor shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease and to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE 19
ABANDONMENT: OPTIONS TO PURCHASE

19.1          Intentionally Deleted.

19.2          Obsolescence of the Leased Property; Offer to Purchase. So long as no Special Default Event shall have occurred that is continuing, if, in the reasonable good faith judgment of Lessee, the Leased Property becomes uneconomic or Unsuitable for Its Primary Intended Use, all as set forth in an Officer's Certificate delivered to Lessor, Lessee, after the end of the Initial Term, may offer to purchase the Leased Property for a purchase price equal to the Minimum Purchase Price on the first Payment Date occurring not less than 120 days after the date of such Officer's Certificate,

19.3         Option to Purchase the Leased Property. So long as no Event of Default shall have occurred that is continuing, Lessee shall have the option to purchase the Leased Property at the end of the Initial Term and at the end of each Extended Term upon at least 180 days' prior written notice to Lessor for a purchase price equal to the Minimum Purchase Price. If not sooner exercised, the option to purchase granted hereby will expire and be of no further force and effect upon the expiration of the Initial Term and each Extended Term or the earlier termination of this Lease.

19.4         Conveyance of Leased Property.

(a)           In the event Lessee elects to purchase the Leased Property pursuant to Section 19.2, then on the first Payment Date occurring not less than 120 days after the date of the Officer's Certificate referenced in Section 19.2, Lessor shall, upon receipt from Lessee of the purchase price provided for in Section 19.2 and any Rent or other sums then due and payable under this Lease (excluding the installment of Minimum Rent due on the date of conveyance), convey the Leased Property to Lessee on such date in accordance with the provisions of Article 17 and this Lease shall thereupon terminate as to the Leased Property.

(b)           In the event Lessee elects to purchase the Leased Property pursuant to Section 19.3, then on the last day of the Term, or the next Business Day if the last day of the Term is not a Business Day, Lessor shall, upon receipt from Lessee of the purchase price provided for in Section 19.3 and any Rent or other sums then due and payable under this Lease (excluding the installment of Minimum Rent due on the date of conveyance), convey the Leased Property to Lessee on such date in accordance with the provisions of Article 17 and this Lease shall thereupon terminate as to the Leased Property.

19.5         Option to Purchase the Personal Property, Unless the Leased Property is conveyed to Lessee pursuant to the terms hereof, then upon the expiration of the Term or upon the earlier termination of this Lease, Lessor shall have the option (which option must be exercised no fewer than 30 days prior to the natural expiration of the Term or no fewer than 15 days prior to any earlier termination of the Term) to purchase the Personal Property at the expiration or earlier termination of this Lease upon ten days' prior written notice to Lessee. The purchase price for the Personal Property shall be an amount equal to the then-current book value (original cost less accumulated depreciation on the books of Lessee pertaining thereto) subject to and with appropriate price adjustments for all equipment leases, conditional sales contracts, security interests and other encumbrances to which the Personal Property is subject.

ARTICLE 20
SUBSTITUTION OF PROPERTY

20.1         Substitution of Property for the Leased Property.

(a)          In the event a right or requirement of substitution of the Leased Property arises as a result of (i) damage or destruction of the Leased Property as set forth in Article 13 hereof or (ii) a Taking of a portion of the Leased Property as set forth in Section 14.3 hereof, or (iii) the discontinuance of the use of the Leased Property as set forth in Section 19.1 hereof, Lessee, if no Event of Default shall have occurred and be continuing, shall have the right subject to the conditions set forth below in this Article 20, upon notice to Lessor, to substitute one or more properties (collectively referred to as “Substitute Properties” or individually as a “Substitute Property”) on a monthly Payment Date specified in such notice (the “Substitution Date”) occurring not less than 90 days after receipt by Lessor of such notice. The notice shall be in the form of an Officer's Certificate and shall specify the reason(s) for the proposed substitution and the proposed Substitution Date. Notwithstanding anything contained herein to the contrary, any other substitution for the Leased Property shall require the prior written consent of Lessor which shall be within the sole discretion of Lessor.

(b)          If Lessee gives the notice referred to in Section 20.1(a) above, Lessee shall present to Lessor one or more properties (or groups of properties) each of which property (or groups of properties) shall provide Lessor with a Current Yield that is equivalent to or greater than Lessor's Current Yield from the Leased Property at the time of such proposed substitution (or in the case of substitution because of damage or destruction, the Current Yield immediately prior to such damage or destruction) and as reasonably projected over the remaining Term of this Lease, and shall have a Fair Market Value that is no less than 90% of the Fair Market Value of the Leased Property. Lessor shall have a period of 90 days within which to review such information and either accept or reject the Substitute Properties so presented unless Lessee is required by a court order or administrative action to divest or otherwise dispose of the Leased Property within a shorter time period, in which case the time period shall be shortened appropriately to meet the reasonable needs of Lessee, but in no event shall said period be less than 15 Business Days after Lessor's receipt of said notice (subject to further extension for any period of time in which Lessor is not timely provided with the information provided for in Section 20.2 and Section 20.3 below); provided that if Lessor shall contend that the Substitute Properties fail to meet all the conditions for substitution set forth in this Article 20, including the provisions of Sections 20.1 (e) and (f) below, the matter shall be submitted to arbitration in accordance with Article 31 and the time periods for Lessor's approval or rejection shall be tolled during the period of such arbitration.

(c)          In the event that, on or before the expiration of the applicable time period for Lessor's review, Lessor has rejected all of the Substitute Properties so presented, then Lessee shall, for a period of 60 days after the expiration of such period, have the right to terminate this Lease as to the Leased Property upon notice to Lessor accompanied by an offer to purchase the Leased Property on the first Payment Date occurring at least 90 days after the date of such notice, as specified in such notice, for a purchase price equal to the greater of the Fair Market Value Purchase Price or the Minimum Purchase Price, and this Lease shall terminate on the purchase date.

(d)          Intentionally Deleted.

(e)          In the event that the equity value of the Substitute Property or group of Substitute Properties (i.e., the Fair Market Value of the Substitute Property or group of Substitute Properties minus the encumbrances subject to which Lessor will take the Substitute Property or group of Substitute Properties) as of the Substitution Date is greater than the equity value of the Leased Property (i.e., the Fair Market Value of the Leased Property minus the encumbrances subject to which Lessee will take the Leased Property) as of the Substitution Date (or in the case of damage or destruction, the Fair Market Value immediately prior to such damage or destruction), Lessor shall pay to Lessee an amount equal to the difference, subject to the limitation set forth below; in the event that said equity value of the Substitute Property or group of Substitute Properties is less than said equity value of the Leased Property, Lessee shall pay to Lessor an amount equal to the difference, subject to the limitation set forth below; provided that neither Lessor nor Lessee shall be obligated to consummate such substitution if such party would be required to make a payment to the other in excess of an amount equal to ten percent of said Fair Market Value of the Leased Property (the amount of cash paid by one party to the other being hereinafter referred to as the “Cash Adjustment”).

(f)          The Rent for such Substitute Property in all respects shall provide Lessor with a substantially equivalent Current Yield at the time of such substitution to the Current Yield (and reasonably expected to be received thereafter throughout the Term of this Lease) from the Leased Property, taking into account the Cash Adjustment paid or received by Lessor and any other relevant factors.

(g)          The Minimum Purchase Price of the Substitute Property shall be an amount equal to the Minimum Purchase Price of the Leased Property (i) increased by any Cash Adjustment paid by Lessor pursuant to paragraph (e) above, or (ii) decreased by any Cash Adjustment paid by Lessee pursuant to paragraph (e) above.

20.2         Conditions to Substitution. On the Substitution Date, the Substitute Property will become the Leased Property hereunder upon delivery by Lessee to Lessor of the following items in form and substance reasonably satisfactory to Lessor:

(a)          an Officer's Certificate certifying that (i) the Substitute Property has been accepted by Lessee for all purposes of this Lease and there is no material damage to the improvements located on the Substitute Property as of the Substitution Date nor is any condemnation or eminent domain proceeding pending with respect thereto; (ii) all permits, licenses and certificates (including a permanent, unconditional certificate of occupancy and, to the extent permitted by law, all certificates of need and licenses) which are necessary to permit the use of the Substitute Property in accordance with the provisions of this Lease have been obtained and are in full force and effect; (iii) under applicable zoning and use laws, ordinances, rules and regulations the Substitute Property may be used for the purposes contemplated by Lessee and all necessary subdivision approvals have been obtained; (iv) there are no mechanic's or materialmen's liens outstanding or threatened to the knowledge of Lessee against the Substitute Property arising out of or in connection with the construction of the improvements thereon, other than those being contested by Lessee pursuant to Article 11 ; (v) any mechanic's or materialmen's liens being contested by Lessee will be promptly paid by Lessee if such contest is resolved in favor of the mechanic or materialman; (vi) to the best knowledge of Lessee, there exists no Event of Default under this Lease, and no defense, offset or claim exists with respect to any sums to be paid by Lessee hereunder; and (vii) any exceptions to Lessor's title to the Substitute Property do not materially interfere with the intended use of the Substitute Property by Lessee;

(b)          a special warranty deed with warranties against claims arising under Lessee conveying to Lessor title to the Substitute Property free and clear of any liens and encumbrances except those approved in writing or assumed by Lessor;

(c)          a lease duly executed, acknowledged and delivered by Lessee, containing the same terms and conditions as are contained herein except that (i) the legal description of the Land shall refer to the Substitute Property, (ii) the Minimum Purchase Price, Rent and any Additional Charges for the Substitute Property shall be consistent with the requirements of Section 20.1, (iii) the term of the new lease shall mirror the remaining Term hereunder (including Lessee's right to any remaining extension options) and (iv) such other changes therein as may be necessary or appropriate under the circumstances shall be made;

(d)          counterparts of a standard owner's or lessee's (as applicable) policy of title insurance covering the Substitute Property (or a valid, binding, unconditional commitment therefor), dated the Substitution Date, in current form and including mechanics' and materialmen's lien coverage, issued to Lessor by a title insurance company reasonably satisfactory to Lessor. Such policy shall (i) insure (A) Lessor's fee title to the Substitute Property, subject to no liens or encumbrances except those approved or assumed by Lessor, and (B) that any restrictions affecting the Substitute Property have not been violated and that a further violation thereof will not result in a forfeiture or reversion of title, (ii) be in an amount at least equal to the Fair Market Value of the Substitute Property, and (iii) contain such endorsements as may be reasonably requested by Lessor;

(e)          certificates of insurance with respect to the Substitute Property fulfilling the requirements of Article 12;

(f)          current appraisals or other evidence satisfactory to Lessor, in its sole discretion, as to the current Fair Market Values of such Substitute Property;

(g)          all available revenue data relating to the Substitute Property for the period from the date of opening for business of the Facility on such Substitute Property to the date of Lessee's most recent Fiscal-Year end, or for the most recent three years, whichever is less; and

(h)          such other certificates, documents, opinions of counsel (which may be in-house counsel), and other instruments as may be reasonably required by Lessor.

20.3         Conveyance to Lessee. On the Substitution Date or the date specified in the notice given pursuant to Section 20.1 Lessor will convey the Leased Property to Lessee in accordance with the provisions of Article 17 (except as to payment of any expenses in connection therewith which shall be governed by Section 20.4 below) upon either (a) payment in cash therefor or (b) conveyance to Lessor of the Substitute Property, as appropriate.

20.4         Expenses. Lessee shall pay or cause to be paid, on demand, all reasonable costs and expenses paid or incurred by Lessor in connection with the substitution and conveyance of the Leased Property and the Substitute Property, including (a) reasonable fees and expenses of Lessor's counsel, (b) the amount of any recording taxes and filing fees, (c) the cost of preparing and recording, if appropriate, a release of the Leased Property from the lien of any mortgage, (d) broker's fees and commissions for Lessee, if any, (e) documentary stamp and transfer taxes, if any, (f) title insurance charges, and (g) escrow fees, if any.

ARTICLE 21
RISK OF LOSS

Except as otherwise provided in this Lease, during the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE 22
INDEMNIFICATION

Notwithstanding the existence of any insurance or self insurance provided for in Article 12, and without regard to the policy limits of any such insurance or self insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss to property occurring on or about the Leased Property, including any claims of malpractice, (b) any use, misuse, no use, condition, maintenance or repair by Lessee of the Leased Property, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by Lessee as landlord thereunder and (f) the violation of any Hazardous Materials Law. Any amounts which become payable by Lessee under this Section shall be paid within ten days after liability therefor on the part of Lessor is finally determined by litigation or otherwise (including the expiration of any time for appeals) and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit. Lessor shall cooperate with Lessee in a reasonable manner to permit Lessee to satisfy Lessee's obligations hereunder, including the execution of any instruments or documents reasonably requested by Lessee. Nothing herein shall be construed as indemnifying Lessor or its agents for their own negligent acts or omissions or willful misconduct. Lessee's liability for a breach of the provisions of this Article shall survive any termination of this Lease.

ARTICLE 23
SUBLETTING AND ASSIGNMENT

23.1         Subletting and Assignment. Subject to any express conditions or limitations set forth herein, Lessee may, without the consent of Lessor, sublet all or any part of the Leased Property consistently with the Primary Intended Use. Lessor shall not unreasonably withhold its consent to any other or further subletting or assignment; provided that (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 23.2, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be and become jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. Notwithstanding anything to the contrary set forth herein, Lessee shall have the right without having to comply with Section 23.1(c), to sublease up to 20% of the total square footage of the Facility to physicians and other parties in the ordinary course of Lessee's business. Lessee further shall have the right, upon prior written notice to Lessor but without Lessor's consent, to assign or sublet all of the Leased Property to any Permitted Assignee (as hereinafter defined) so long as, in the event of an assignment, such Permitted Assignee assumes, pursuant to an agreement in form and substance reasonably satisfactory to Lessor, the obligations of Lessee hereunder. As used herein, a “Permitted Assignee” shall mean (i) any Affiliate of Lessee or HealthSouth Corporation, (ii) any entity into which Lessee is merged or consolidated so long as all of the Assignment Conditions (as defined below) shall be satisfied prior to such assignment, or (iii) any entity which acquires all or substantially all of the assets of Lessee at the Leased Property so long as all of the Assignment Conditions (as defined below) shall be satisfied prior to such assignment. As used herein, the term “Assignment Conditions” shall mean (A) neither an Event of Default nor an event which with the giving of notice or the passage of time thereafter would constitute an Event of Default shall have occurred and be continuing; (B) neither the proposed assignee nor any of its Affiliates or any of their owners, officers, shareholders, members or managers who have a controlling interest in the proposed assignee or Affiliate or have the ability to make management decisions for the proposed assignee or Affiliate or any other entity in which any of the foregoing shall ever have had a controlling interest or the ability to make management decisions as an owner, officer, shareholder, member or manager shall, now or at any time in the past, have been in default in any agreement or lease with Lessor or any of its Affiliates; (C) the proposed assignee shall be experienced in the operation and management of facilities with the same use as the Primary Intended Use; (D) Lessee and the proposed assignee shall have submitted or cause to be submitted all information reasonably requested by Lessor with respect to the proposed transaction, including information regarding the proposed assignee's financial condition and principals, which information must be certified as being true, complete and correct and must indicate that the proposed assignee has the financial ability to perform Lessee's obligations under this Lease; (E) the proposed assignee must agree with Lessor in writing to perform all the obligations of the “Lessee” hereunder as a condition to the effectiveness of any such assignment; and (F) Guarantor must confirm in writing its agreement to continue to guarantee all of the obligations of the “Lessee” hereunder from and after the effectiveness of any such assignment, in accordance with the specific terms and conditions of the guaranty agreement.

23.2         Non-Disturbance, Subordination and Attornment. Lessee shall insert in each sublease permitted under Section 23.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease and (c) in the event the sublessee receives a written notice from Lessor or Lessor's assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against amounts owing by Lessee under this Lease. Lessor agrees that notwithstanding any default, termination, expiration, sale, entry or other act or omission of Lessee pursuant to the terms of this Lease, or at law or in equity, any tenant's possession shall not be disturbed unless such possession may otherwise be terminated pursuant to the terms of the applicable sublease. Lessor hereby agrees, upon Lessee’s request, to execute a non-disturbance agreement in favor of any tenant or in favor of any sublessee under any sublease permitted under Section 23.1 above; provided that any such sublessee has acknowledged all of the foregoing provisions and executed all documents required by this Section 23.2.

ARTICLE 24

OFFICER'S CERTIFICATES AND FINANCIAL INFORMATION

24.1         Estoppel Certificates. At any time and from time to time within 20 days following written request by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) and the dates to which the Rent has been paid, Any such Officer's Certificate furnished pursuant to this Article may be relied upon by Lessor and any prospective purchaser of the Leased Property.

24.2      Financial Information. Unless specifically prohibited at any time by a Legal Requirement, Lessee will furnish, or cause to be furnished, the following information to Lessor within the periods indicated; provided that Lessor shall keep confidential items furnished hereunder which are not generally available to the public:

(i)          within 30 days after the end of each Fiscal Year, an Officer's Certificate stating that to the best of the signer's knowledge and belief, Lessee is not in default in the performance or observance of any of the terms of this Lease any loan or credit facility which by its terms would permit an outstanding balance equal to or greater than $50,000,000, or, if Lessee shall be in default, specifying all such defaults, the nature thereof and the steps being taken to remedy the same;

(ii)         within 30 days after the end of each calendar quarter, unaudited Facility Financial Statements for such calendar quarter, certified by Lessee to Lessor;

(iii)        within 90 days after the end of each Fiscal Year, unaudited Facility Financial Statements for the most recently ended Fiscal Year certified by Lessee to Lessor;

(iv)        within 150 days after written request by Lessor following the occurrence of an Event of Default, audited financial statements of the Guarantor, it being understood that the public availability of Guarantor's audited financial statements on a source such as EDGAR shall constitute satisfaction of Lessee's obligation to cause such statements to be furnished hereunder; and

(v)         with reasonable promptness, such other information respecting the operation of the Facility and the financial condition, affairs and properties of Lessee (other than audited financial statements) as Lessor may reasonably request from time to time or as may be required by a Facility Mortgagee.

ARTICLE 25
INSPECTION

Lessee shall permit Lessor and its authorized representatives, upon reasonable advance notice to Lessee, to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, any Legal Requirements and any Insurance Requirements.

ARTICLE 26
QUIET ENJOYMENT

So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee.

ARTICLE 27
NOTICES

Any notices, demands, approvals and other communications provided for herein shall be in writing and shall be delivered by overnight air courier, personal delivery or registered or certified U.S. Mail with return receipt requested, postage paid, to the appropriate party at its address as follows:

If to Lessor:

HR Acquisition I Corporation

3310 West End Avenue

Suite 700

Nashville, Tennessee 37203

Attention: (1) Chief Operating Officer, and (2) General Counsel

Telephone: 615-269-8175

With a copy to:

Sirote & Permutt, P.C.

2311 Highland Avenue South

Birmingham, Alabama 35205

Attention: Mr. Tom Ansley

Telephone: 205-930-5300

If to Lessee:

HealthSouth Mesa Rehabilitation Hospital, LLC

c/o HealthSouth Corporation

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

Attention: Real Estate Department

Telephone: 205-970-3530

With a copy to:

HealthSouth Corporation

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

Attention: General Counsel

Telephone: 205-970-7712

With a copy to:

Dawn Helms Sharff

Bradley Arant Boult Cummings LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Telephone: 205-521-8200

Addresses for notice may be changed from time to time by written notice to all other parties. Any communication will be effective (i) if given by mail, upon the earlier of (a) five Business Days following deposit in a post office or other official depository under the care and custody of the United States Postal Service or (b) actual receipt, as indicated by the return receipt; and (ii) if given by personal delivery or by overnight air courier, when delivered to the appropriate address set forth above.

ARTICLE 28

APPRAISAL

In the event that it becomes necessary to determine the Fair Market Value, Fair Market Value Purchase Price, the Fair Market Added Value, the Minimum Purchase Price or the Fair Market Rental Value of the Leased Property or a Substitute Property for any purpose of this Lease, the party required or permitted to give notice of such required determination shall include in the notice the name of a person selected to act as an appraiser on its behalf. Within ten days after receipt of any such notice, Lessor (or Lessee, as the case may be) shall by notice to Lessee (or Lessor, as the case may be) appoint a second person as an appraiser on its behalf. The appraisers thus appointed (each of whom must be a member of the American Institute of Real Estate Appraisers or any successor organization thereto and must have at least 5 years of appraisal expertise with healthcare facilities similar to the Facility) shall, within 45 days after the date of the notice appointing the first appraiser, proceed to appraise the Leased Property or the Substitute Property, as the case may be, to determine any of the foregoing values as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided that if only one appraiser shall have been so appointed, or if two appraisers shall have been so appointed but only one such appraiser shall have made such determination within 50 days after the making of Lessee's or Lessor’s request, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent of the lesser of such amounts, then the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed 10% of the lesser of such amounts, then such two appraisers shall have 20 days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within 20 days of such request, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value or Fair Market Added Value or the Fair Market Rental Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have appointment made by such court. Any appraiser appointed, by the American Arbitration Association or by such court, shall be instructed to determine the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value within 30 days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value for such interest. However, in the event that following the appraisal performed by said third appraiser, the dollar amount of two of such appraisals are higher and lower, respectively, than the dollar amount of the remaining appraisal in equal degrees, the determinations of both the highest and lowest appraisal, respectively, shall be rejected and the determination of the remaining appraisal shall be final and binding upon Lessor and Lessee as the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

ARTICLE 29

RESERVED

ARTICLE 30

DEFAULT BY LESSOR

30.1         Default by Lessor. Lessor shall be in default hereunder if Lessor shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of 30 days after written notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Lessor, within said 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any default of its obligations under this Lease shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. In addition to the self-help remedy afforded Lessee under Section 30.2 of this Lease, upon the occurrence of a Special Lessor Default Event (as defined below), Lessee shall also be permitted to terminate this Lease and purchase the Leased Property from Lessor for a purchase price equal to the Minimum Purchase Price minus an amount equal to the actual out-of-pocket cost to cure incurred by Lessee by reason of such default. In the event Lessee elects to purchase the Leased Property, it shall deliver a notice thereof to Lessor specifying a Payment Date occurring no less than 90 days subsequent to the date of such notice on which it shall purchase the Leased Property, and the same shall be thereupon conveyed in accordance with the provisions of Article 17. Any sums owed Lessee by Lessor hereunder shall bear interest at the Overdue Rate from the date due and payable until the date paid. In addition to the self-help remedy afforded Lessee under Section 30.2 of this Lease, upon the occurrence of a default by Lessor (other than a Special Lessor Default Event) which remains uncured beyond the notice and cure period set forth above, Lessee, as its sole additional remedy, shall be entitled to sue for Lessee’s actual damages arising from such default. As used herein, the term “Special Lessor Default Event” means, individually and collectively, (i) the occurrence of a default by Lessor which continues beyond the notice and cure periods pursuant to this Section 30.1, which default arises solely out of an obligation of Lessor hereunder which can be satisfied with the payment of money, or (ii) the failure of Lessor to satisfy any final, unsecured and unappealable judgment arising out of Lessor’s obligations under this Lease and which is rendered by a court of competent jurisdiction.

30.2          Lessee's Right to Cure. If a Lessor default shall occur as described in Section 30.1 above, Lessee, after notice to and demand upon Lessor in accordance with Section 30.1, without waiving or releasing any obligation of Lessor hereunder, and in addition to all other remedies available hereunder and at law or in equity to Lessee, may (but shall be under no obligation at any time thereafter to) make (or cause to be made) such payment or perform (or cause to be performed) such act for the account and at the expense of Lessor. All sums so paid by Lessee or its agent and all costs and expenses (including reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand or set off against the Rent. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 30.2 shall survive the termination of this Lease.

ARTICLE 31
ARBITRATION

31.1         Controversies. Except with respect to the payment of Minimum Rent hereunder, in case any controversy shall arise between the parties hereto as to any of the requirements of this Lease or the performance thereof which controversy the parties shall be unable to settle by agreement or as otherwise provided herein, such controversy shall be determined by arbitration to be initiated and conducted as provided in this Article 31.

31.2         Appointment of Arbitrators. The party or parties requesting arbitration shall serve upon the other a written demand therefor specifying the matter to be submitted to arbitration, and nominating an arbitrator. Within 20 days after receipt of such written demand and notification, the other party shall, in writing, nominate a competent disinterested person and the two arbitrators so designated shall, within ten days thereafter, select a third arbitrator and give immediate written notice of such selection to the parties and shall fix in said notice a time and place for the first meeting of the arbitrators, which meeting shall be held as soon as conveniently possible after the selection of all arbitrators, at which time and place the parties to the controversy may appear and be heard.

31.3         Third Arbitrator. In case the notified party or parties shall fail to make a selection upon notice, as aforesaid, or in case the first two arbitrators selected shall fail to agree upon a third arbitrator within ten days after their selection, then such arbitrator or arbitrators may, upon application made by either of the parties to the controversy, after 20 days' written notice thereof to the other party or parties, have a third arbitrator appointed by any judge of any United States court of record having jurisdiction in the state in which the Leased Property is located or, if such office shall not then exist, by a judge holding an office most nearly corresponding thereto.

31.4         Arbitration Procedure. Said arbitrators shall give each of the parties not less than ten days' written notice of the time and place of each meeting at which the parties or any of them may appear and be heard and after hearing the parties in regard to the matter in dispute and taking such other testimony and making such other examinations and investigations as justice shall require and as the arbitrators may deem necessary, they shall decide the questions submitted to them. The decision of said arbitrators in writing signed by a majority of them shall be final and binding upon the parties to such controversy. In rendering such decisions and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease.

31.5         Expenses. The expenses of such arbitration shall be divided between Lessor and Lessee unless otherwise specified in the decision of the arbitrators. Each party in interest shall pay the fees and expenses of its own counsel.

ARTICLE 32
FINANCING OF THE LEASED PROPERTY

Lessor agrees that it will not grant or create any mortgage, deed of trust, lien, encumbrance or other title retention agreement (each, an “Encumbrance”) upon the Leased Property unless the holder of each such Encumbrance shall simultaneously with or prior to recording the Encumbrance agree (a) to give Lessee the same notice and cure rights, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance, (b) to permit Lessee to appear with its representatives and to bid at any public foreclosure sale with respect to any such Encumbrance and (c) to enter into an agreement with Lessee containing the provisions described in Article 33 of this Lease. Lessee agrees to execute and deliver to Lessor or the holder of an Encumbrance any written agreement required by this Article within twenty days of written request thereof by Lessor or the holder of an Encumbrance.

ARTICLE 33

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE

At the request from time to time by one or more holders of an Encumbrance that may hereafter be placed upon the Leased Property or any part thereof, and any and all renewals, replacements, modifications, consolidations, spreaders and extensions thereof, Lessee will subordinate this Lease and all of Lessee's rights and estate hereunder to each such Encumbrance and agree with each such holder that Lessee will attorn to and recognize such holder (or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Encumbrance or a holder by a deed in lieu of foreclosure, as the case may be) as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease so long as each such institutional holder simultaneously with or prior to recording any such Encumbrance executes and delivers a mutually acceptable written agreement in recordable form (a) consenting to this Lease and agreeing that, notwithstanding any such other lease, mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, Lessee shall not be disturbed in peaceful enjoyment of the Leased Property nor shall this Lease be terminated or canceled at any time, except in the event Lessor shall have the right to terminate this Lease under the terms and provisions expressly set forth herein; (b) agreeing that it will be bound by all the terms of this Lease and will perform and observe all of Lessor's obligations set forth herein; and (c) agreeing that all proceeds of the casualty insurance described in Article 13 of this Lease and all Awards described in Article 14 will be made available to Lessor for restoration of the Leased Property as and to the extent required by this Lease, subject only to reasonable regulation regarding the manner of disbursement and application thereof. Lessee agrees to execute and deliver to Lessor or the holder of an Encumbrance any written agreement required by this Article that is in a form reasonably acceptable to Lessee within twenty days of written request thereof by Lessor or the holder of an Encumbrance. Lessee agrees to execute at the request from time to time of Lessor or an institutional investor a certificate setting forth any defaults of Lessor hereunder of which Lessee is aware and the dates through which Rent has been paid and such other reasonable matters as may be requested by such lender or Lessor.

ARTICLE 34
EXTENDED TERMS

34.1         Options to Extend the Term. So long as no Event of Default shall have occurred and be continuing, Lessee is hereby granted the right to extend the Term of this Lease for four consecutive five-year periods (each period, an “Extended Term”) for a maximum possible Term of approximately 35 years, by giving written notice to Lessor of each such extension by not later than one hundred eighty days prior to the expiration of the Term, subject, however, to the provisions of Section 13.7 hereof. Lessor agrees to use its best efforts to provide Lessee with prior written notice at least 90 days prior to the foregoing dates. Lessee may not exercise its option for more than one Extended Term at a time. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except that the Minimum Rent shall be determined in accordance with Section 34.2 or 34.3, as the case may be.

34.2         Minimum Rent for the First Year of the First Extended Term. The Minimum Rent for the first lease year of the first Extended Term shall be the greater of (i) the Fair Market Rental Value on the first day of such Extended Term, or (ii) 85% of the Minimum Rent in effect at the end of the Initial Term, as such Minimum Rent shall continue to be adjusted throughout such Extended Term pursuant to Section 2.3(c) hereof.

34.3         Minimum Rent for the First Year of the any other Extended Term. The Minimum Rent for the first lease year of the second, third and fourth Extended Terms shall be the greater of (i) the Fair Market Rental Value on the first day of such Extended Term, or (ii) 90% of the Minimum Rent immediately before the beginning of such Extended Term, as such Minimum Rent shall continue to be adjusted throughout each such Extended Term pursuant to Section 2.3(c) hereof.

ARTICLE 35

MISCELLANEOUS

35.1         No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

35.2         Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

35.3         Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

35.4         No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or (b) such leasehold estate and the fee estate in the Leased Property.

35.5         Transfers by Lessor. If Lessor or any successor owner of the Leased Property shall convey the Leased Property in accordance with the terms hereof, other than as security for a debt, the grantee or transferee of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and shall be reasonably capable of performing the obligations of Lessor hereunder and Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

35.6         General. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee and Lessor against the other arising out of or relating to this Lease and arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of Arizona. This Lease may be executed in one or more counterparts, each of which shall be an original but, when taken together, shall constitute but one document.

35.7         Memorandum of Lease. Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease in form suitable for recording under the laws of the state in which the Leased Property is located, the form of which memorandum is attached hereto as Exhibit “C”.

35.8         Venue of Actions. It is expressly understood and agreed that no suit or action shall be commenced by Lessee, or by any successor or approved assignee of Lessee, with respect to this Lease, the Leased Property or any related documents or instruments, in part or in whole, against or involving Lessor, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of Lessor is situated, or in the United States District Court for the District in which the principal place of business of Lessor is then situated, and not elsewhere. As of the date hereof, Lessor and Lessee agree that Lessee's principal place of business is in Birmingham, Alabama, and Lessor's principal place of business is in Nashville, Davidson County, Tennessee. LESSEE AGREES THAT LESSEE'S ENTRY INTO THIS LEASE AT THE AFOREMENTIONED LOCATION, AND THE HOLDING OF THIS LEASE AND THE RELATED DOCUMENTS BY LESSOR AT SUCH PRINCIPAL PLACE OF BUSINESS, CONSTITUTES SUFFICIENT CONTACT OF LESSEE AND THE TRANSACTION CONTEMPLATED HEREBY WITH DAVIDSON COUNTY AND THE STATE OF TENNESSEE FOR THE PURPOSE OF CONFERRING JURISDICTION UPON THE FEDERAL AND STATE COURTS PRESIDING IN SUCH COUNTY AND STATE, ALTHOUGH NOTHING SHALL LIMIT THE JURISDICTION OF ANY OTHER COURT SHOULD THE AFOREMENTIONED COURT(S) REFUSE TO EXERCISE JURISDICTION HEREUNDER. Further, nothing in this Section contained shall prohibit or limit Lessor, its successors or assigns, from, in their sole discretion, instituting suit in any court of competent jurisdiction for the enforcement of Lessor's rights, interests and remedies hereunder, or as regards any related document or instrument hereto (including without limitation any Lease Assignment), or as pertains to the Leased Property in any respect.

35.9         Waiver of Right to Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSOR AND LESSEE HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE, OR UNDER ANY GUARANTY PERTAINING HERETO OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED PURSUANT HERETO, OR (ii) RELATED TO THE LEASED PROPERTY, IN PART OR IN WHOLE, OR (iii) RELATED TO THIS LEASE, THE LEASED PROPERTY OR THE TRANSACTION(S) CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. LESSOR AND LESSEE FURTHER AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER(S) OF TRIAL BY JURY MADE HEREIN.

35.10         Waiver of Certain Damages. Each of the parties hereto recognizes that one of the remedies available to it in any trial may, under certain circumstances, be the right to receive damages in excess of those actually sustained by it. Therefore, each of the parties agrees as follows:

(a)             TO THE MAXIMUM EXTENT NOW PERMITTED BY LAW, EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

(b)             EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVERS ARE KNOWINGLY, FREELY AND VOLUNTARILY GIVEN, ARE DESIRED BY ALL PARTIES, AND ARE IN THE BEST INTEREST OF ALL PARTIES.

35.11         Entire Agreement. This Lease embodies and constitutes the entire understanding between the parties concerning the leasing of the Leased Property. Neither this Lease nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

ARTICLE 36
TRANSFER OF OPERATIONS AND LICENSES

36.1         Operation of Facility at End of Term. Upon the expiration of the Term or upon the earlier termination of this Lease and if requested by Lessor, Lessee agrees to (i) continue to manage the operations of the Facility as manager and not as lessee for a period of up to 180 days, (ii) remit to Lessor on a monthly basis the “rent” for the Facility in an amount equal to the cash flow after payment of all expenses (including the management fee) for the Facility (pro-rated through the date of transfer to a new operator), and (iii) provide Lessor with written reports regarding the results of operations for the Facility on a monthly basis. Lessor agrees that it will use all reasonable efforts to prepare to operate the Facility upon expiration or earlier termination of the Term so that the management assistance of Lessee is not needed by Lessor hereunder.

36.2         Management Fee. In the event that Lessee is required to manage the Facility pursuant to Section 36.1 above, Lessor agrees to pay Lessee a monthly management fee equal to the greater of (i) 5% of the gross operating revenues of the Facility (after Medicaid, Medicare and other contractual adjustments) for said month or (ii) $100,000; provided, however, that if Lessee is required to manage the Facility pursuant to Section 36.1 as a result of a Special Default Event hereunder, the monthly management fee to be paid by Lessor to Lessee under this Section 36.2 will be 5% of the gross operating revenues of the Facility (after Medicaid, Medicare; and other contractual adjustments) for said month.

36.3         Cooperation with the Transfer of Operations. At the end of the Term or any early expiration of this Lease, Lessee agrees to cooperate with Lessor in the transfer of the financial responsibility and operations of the Facility to a new operator or operators, including the good faith negotiation, execution, and delivery of such operations transfer agreements, assignment agreements and bills of sale as are reasonably necessary to effect such transfer. In conjunction with such cooperation, Lessee shall take all action reasonably necessary to effect or useful in effecting the transfer to Lessor's nominee of any certificate of need or license from the Arizona Department of Health Services or other Governmental Authority regulating the use of the Facility and all service contracts, which, in either case, may be necessary or useful in the operation of the Facility by Lessor's nominee for the Primary Intended Use.

ARTICLE 37
GLOSSARY OF TERMS

For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article 37 have the meanings assigned to them in this Article 37 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (c) all references in this Lease to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision and (e) the word “including” shall be deemed to be followed by the phrase “without limitation”. For purposes of this Lease, the following terms shall have the meanings indicated:

“Acquisition Costs” means the sum of certain closing costs paid for the Leased Property by Lessor, including title premiums, recording fees and taxes, surveys, appraisals, soils reports and other similar out-of-pocket expenses incurred by Lessor in connection with the Purchase and Sale Agreement. For purposes of this Lease, (i) without Lessee's prior written consent, “Acquisition Costs” will not include the cost of any third party reports or updates other than a title policy and survey, (ii) Lessor has a duty to mitigate Acquisition Costs associated with certain third party reports, such as the survey and title insurance policy, by utilizing the vendors previously used by Lessee, unless using Lessor's vendors would result in no increase in the costs associated with such third party reports based on cost estimates provided by Lessee before the Effective Date of the Purchase and Sale Agreement, and (iii) “Acquisition Costs” will not include (a) any brokerage commissions, (b) Lessor's attorneys' fees and expenses or (c) any costs included within the Purchase Price under the Purchase and Sale Agreement.

“Additional Charges” has the meaning set forth in Section 2.5 hereof.

“Adjustment Date” means (i) for the Initial Term, the first day of the month following the first anniversary of the Commencement Date and each anniversary thereafter during the Initial Term, unless the Commencement Date occurs on the first day of a calendar month, in which case the Adjustment Date will be the first anniversary of the Commencement Date and each anniversary of the Commencement Date thereafter during the Initial Term, and (ii) for each Extended Term, the first anniversary of the first day of such Extended Term and each anniversary of such day thereafter during such Extended Term.

“Affiliate” means, as to any Person other than a natural person, any Person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a partner, general or limited, of such Person. For purposes hereof, the terms “control”, “controlled”, or “controlling” shall include, (i) the ownership, control or power to vote ten percent or more of (x) the outstanding shares of any class of voting securities of any Person or (y) any holder of beneficial interests of any Person or any such person or entity, as the case may be, directly or indirectly, or acting through one or more persons or entities, (ii) the control in any manner over a general partner(s) of any Person or the election of more than one manager, director or trustee (or persons exercising similar functions) of such Person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

“As-Built Plans and Specifications” has the meaning set forth in Section 5.4(a).

“Assignment Conditions” has the meaning set forth in Section 23.1.

“Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Nashville, Tennessee are closed.

“Capital Additions” means one or more new buildings or one or more additional structures annexed to any portion of any of the Leased Improvements, which are constructed on any parcel or portion of the Land during the Term, including the construction of a new wing or new story.

“Capital Addition Cost” means the cost of any Capital Additions proposed to be made by Lessee whether paid for by Lessee or Lessor. Such cost shall include and be limited to (a) the cost of construction of the Capital Additions, including site preparation and improvement, materials, labor, supervision and certain related design, engineering and architectural services and the cost of any fixtures, construction financing and miscellaneous items approved in writing by Lessor, (b) if agreed to by Lessor in writing in advance, the cost of any land contiguous to the Leased Property purchased for the purpose of placing thereon the Capital Additions or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same, (c) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Additions during construction, (d) the cost of title insurance, (e) reasonable fees and expenses of legal counsel and accountants, (f) filing, registration and recording taxes and fees, (g) documentary stamp taxes, if any, (h) environmental assessments and boundary surveys and (i) all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance the Capital Additions that are not reimbursed by Lessee, including, (A) the reasonable fees and expenses of their respective legal counsel, (B) all printing expenses, (C) the amount of any filing, registration and recording taxes and fees, (D) documentary stamp taxes, if any, (E) title insurance charges, appraisal fees, if any, (F) rating agency fees, if any, and (G) commitment fees, if any, charged by any Lending Institution advancing or offering to advance any portion of the financing for such Capital Additions.

“Cash Adjustment” has the meaning set forth in Section 20.1(e).

“Charge” has the meaning set forth in Article 11 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning set forth in Section 1.2.

“Condemnation” means the transfer of all or any part of the Leased Property as a result of (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Consolidated Net Worth” means, at any time, for Guarantor and its consolidated subsidiaries, the sum of the following which would appear on a balance sheet of Guarantor on a consolidated basis prepared in accordance with generally accepted accounting principles, except as may be allowed under normal purchase accounting:

(i)          the amount of capital or stated capital (after deducting the cost of any treasury shares or like interests), plus

(ii)         the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), minus

(iii)        the sum of the following (without duplication of deductions in respect of items already deducted in arriving at capital surplus and retained earnings): any write-up in book value of assets resulting from a revaluation thereof subsequent to the most recent financial statement of Guarantor prior to the date thereof, except any net write-up in value of foreign currency; any write-up resulting from a reversal of a reserve for bad debts or depreciation; and any write-up resulting from a change in methods of accounting for inventory, minus

(iv)        the aggregate book value of Intangible Assets shown on such balance sheet.

“Current Yield” means, as of a specific date, the annual Minimum Rent, as adjusted from time to time pursuant to the terms of this Lease, divided by the sum of (i) the Total Project Costs plus (ii) all Capital Additions Costs paid for or financed by Lessor which have not been repaid by Lessee, in each case, as of the date of calculation.

“Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

“Encumbrance” has the meaning set forth in Article 32.

“Event of Default” has the meaning set forth in Section 15.1.

“Extended Term” has the meaning set forth in Section 34.1.

“Facility” means the forty-bed inpatient rehabilitation hospital to be operated initially on the Leased Property.

“Facility Financial Statements” means for the Facility, as to a specific period, the Detailed Income Statement containing revenue and expenses (in reasonable detail), EBITDA, EBITDAR and operating statistics (to include, at a minimum, inpatient days, discharges, outpatient visits and licensed beds), all presented for the period, quarter-to-date and year-to-date.

“Facility Mortgage” has the meaning set forth in Section 12.1.

“Facility Mortgagee” has the meaning set forth in Section 12.1.

“Fair Market Added Value” means the Fair Market Value (as hereinafter defined) of the Leased Property (including all Capital Additions) less the Fair Market Value of the Leased Property determined as if no Capital Additions paid for by Lessee without financing by Lessor had been constructed.

“Fair Market Rental Value” means the fair market rental value of the Leased Property or any Substitute Property determined as of the date of the appraisal pursuant to Article 28, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in Article 28 or in such other manner as shall be mutually acceptable to Lessor and Lessee, (c) not taking into account any reduction in value resulting from an indebtedness to which the Leased Property or Substitute Property may be subject, and (d) not including the value of any Capital Additions to the Leased Property financed by Lessee pursuant to the terms of Article 9.

“Fair Market Value” means the fair market value of the Leased Property or any Substitute Property, including all Capital Additions, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in Article 28 or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (c) not taking into account any reduction in value resulting from any indebtedness to which the Leased Property or such Substitute Property is subject or which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made.

“Fair Market Value Purchase Price” means the Fair Market Value less the Fair Market Added Value.

“Fiscal Year” means the 12-month period from January 1 to December 31.

“Fixtures” has the meaning set forth in Section 1.1(c).

“Full Replacement Cost” has the meaning set forth in Section 12.2.

“Guarantor” has the meaning set forth in Section 1.4

“Hazardous Materials” means any substance, including asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, medical waste, chemicals, pollutants, effluents, contaminants, emissions or related materials and items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

“Hazardous Materials Law” means any law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances, whether heretofore or hereafter enacted or effective and all regulations, orders, or decrees heretofore or hereafter promulgated thereunder.

“Impositions” means, collectively, all taxes relating to the Leased Property, including all ad valorem, sales and use, gross receipts, action, privilege or similar taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Lessee), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor's interest in the Leased Property, (b) the Rent, the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Leased Property or use of the Leased Property or any part thereof; provided that nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor, (2) any transfer or net revenue tax of Lessor, (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1), (2) or (3) is levied, assessed or imposed expressly in lieu thereof.

“Initial Term” has the meaning set forth in Section 1.2.

“Insurance Requirements” means all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

“Intangible Assets” means those assets which are (i) deferred assets, other than prepaid insurance and prepaid taxes, (ii) patents, copyrights, trademarks, trade names, franchises, good will, experimental expenses and other similar assets which would be classified as intangible assets on a balance sheet prepared in accordance with generally accepted accounting principles, (iii) unamortized debt discount and expense, and (iv) assets located, and notes and receivables due from obligors domiciled outside of the United States.

“Land” has the meaning set forth in Section 1.1(a).

“Lease” means this Lease.

“Leased Improvements” has the meanings set forth in Section 1.1(b).

“Leased Property” has the meanings set forth in Section 1.1.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations of or to the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, actions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

“Lending Institution” means any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit-sharing or pension plan, college or university, or real estate investment including any corporation qualified to be treated for federal tax purposes as a real estate investment trust having a net worth of at least $50,000,000.

“Lessee” means the entity identified in the initial paragraph hereof as “Lessee,” and its successors and assigns.

“Lessor” means the entity identified in the initial paragraph hereof as “Lessor,” and its successors and assigns.

“Minimum Rent” has the meaning set forth in Section 2.3(a) hereof.

“Minimum Purchase Price” means the greater of (i) the Fair Market Value of the Leased Property determined as of the date of the appraisal pursuant to Article 28, but not including the value of any Capital Additions to the Leased Property financed by Lessee pursuant to the terms of Article 9 or (ii) the sum of (A) the Total Project Costs plus (B) the total amount of all Capital Additions Cost for all Capital Additions paid for or financed by Lessor, which as of the date of purchase of the Leased Property by Lessee, have not been repaid by Lessee, less (C) the net amount of all Awards (after deduction of all reasonable legal fees and other costs and expenses, including expert witness fees, incurred by Lessor in connection with obtaining any such Award) received by Lessor from any Condemnation of the Leased Property.

“Officer’s Certificate” means a certificate of Lessee signed by the Chairman of the Board of Directors, the President, any Vice President or another officer authorized to so sign by the Board of Directors or By-Laws of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.

“Overdue Rate” means as of any date, a rate per annum equal to the Prime Rate as of such date, plus two percent, but in no event greater than the maximum rate then permitted under applicable law.

“Payment Date” means any due date for the payment of the installments of Minimum Rent under this Lease.

“Payment Obligation” has the meaning set forth in Section 15.2(d).

“Permitted Assignee” has the meaning set forth in Section 23.1.

“Permitted Exceptions” has the meaning set forth in Section 1.2.

“Permits” has the meaning set forth in Section 1.1(d).

“Person” means a natural person, corporation, partnership, trust, association, limited liability company or other entity.

“Personal Property” means all machinery, equipment, furniture, furnishings, computers, signage, trade fixtures or other personal property and consumable inventory and supplies used or useful in the operation of the Leased Property for its Primary Intended Use, together with all replacements and substitutions therefor.

“Primary Intended Use” has the meaning set forth in Section 6.2(a).

“Prime Rate” means the annual rate reported by The Wall Street Journal, Eastern Edition (or, if The Wall Street Journal shall no longer be published or shall cease to report such rates, then a publication or journal generally accepted in the financial industry as authoritative evidence of prevailing commercial lending rates), from time to time as being the prevailing prime rate (or, if more than one such rate shall be published in any given edition, the arithmetic mean of such rates). The prime rate is an index rate used by The Wall Street Journal to report prevailing lending rates and may not necessarily be its most favorable lending rate available. Any change in the Prime Rate hereunder shall take effect on the effective date of such change in the prime rate as reported by The Wall Street Journal, without notice to Lessee or any other action by Lessor. Interest shall be computed on the basis that each year contains 360 days, by multiplying the principal amount by the per annum rate set forth above, dividing the product so obtained by 360, and multiplying the quotient thereof by the actual number of days elapsed.

“Purchase and Sale Agreement” means the agreement dated as of March 11, 2009, between Lessee, as seller, and Lessor, as purchaser, relating to the acquisition by Lessor of the Leased Property.

“Rent” means, individually and collectively, the Minimum Rent and the Additional Charges.

“Request” has the meaning set forth in Section 9.3(a).

“Special Default Event” has the meaning set forth in Section 15.2(d).

“Special Lessor Default Event” has the meaning set forth in Section 30.1.

“Substitution Agreement” has the meaning set forth in Section 29.1.

“Substitution Date” has the meaning set forth in Section 20.1.

“Substitute Properties” has the meaning set forth in Section 20.1.

“Taking” means a taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

“Term” means the Initial Term and any Extended Term as to which Lessee has exercised its options to extend contained in Section 34.1 hereof unless earlier terminated pursuant to the provisions hereof.

“Test Rate” has the meaning set forth in Section 9.2(b)(ii).

“Total Project Costs” means the sum of (i) the Purchase Price, as such term is defined in the Purchase and Sale Agreement and subject to the Cap described therein, and (ii) any documented Acquisition Costs.

“Unavoidable Delays” means delays due to strikes, lockouts, inability to procure materials after the exercise of reasonable efforts, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such other party under this Lease.

“Unsuitable for Its Primary Intended Use” as used anywhere in this Lease, shall mean that, by reason of any damage, destruction or partial Taking, in the good faith judgment of Lessee, reasonably exercised, the Facility cannot be profitably operated for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds affected by such damage, destruction or partial Taking.

IN WITNESS WHEREOF. Lessor has caused this Lease to be executed by its officer thereunto duly authorized as of the date first written above.

“Lessor”

HR ACQUISITION I CORPORATION

By	/s/ James C. Douglas
James C. Douglas
Vice President - Asset
Administration

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IN WITNESS WHEREOF, Lessee has caused this Lease to be executed by its officer thereunto duly authorized as of the date first written above.

“Lessee”

HEALTHSOUTH MESA REHABILITATION
HOSPITAL, LLC

By	/s/ Arthur E. Wilson, Jr.
Arthur E. Wilson, Jr.
Vice President

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EXHIBIT “A”

PROPERTY DESCRIPTION

That portion of the Southeast Quarter of Section 35, Township 1 North, Range 6 East of the Gila & Salt River Base & Meridian, Maricopa County, Arizona, being more particularly described as follows:

Lot 2 of the “Arizona Health & Technology Park – Unit 2” as recorded in Book 1005 of Maps, Page 18, records of Maricopa County, Arizona.

Said parcel containing 284,198 square feet, or 6.524 acres, more or less.

EXHIBIT "B"

LIST OF PERMITTED EXCEPTIONS

1.          Taxes and assessments which are not yet due and payable.

2.          All other matters of record with respect to the Leased Property as of the date hereof, including those items reflected in the title reports relating thereto.

EXHIBIT “C”

This instrument prepared by:

Dawn Helms Sharff

Bradley Arant Boult Cummings LLP

One Federal Place

1819 5th Avenue North

Birmingham. AL 35203

205-521-8200

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”) is made as of October 20, 2009, by and between HR Acquisition I Corporation, a Maryland corporation (“Lessor”), and HealthSouth Mesa Rehabilitation Hospital, LLC, a Delaware limited liability company (“Lessee”), who agree as follows:

1.          Leased Property. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor for the consideration and upon and subject to the terms and conditions of the unrecorded Lease Agreement dated as of October 20, 2009 (the “Lease”) (all of which terms and conditions are hereby incorporated into this Memorandum by reference as though set forth in full herein), that certain real property situated in Mesa, Arizona, described on Exhibit A attached hereto and incorporated herein by reference, and all improvements located thereon (the “Leased Property”).

2.          Initial Term. The initial term of the Lease is fifteen (15) years and eleven (11) days commencing on October 20, 2009, and ending on October 31, 2024.

3.          Renewal Terms. Lessor has granted Lessee four (4) successive options to extend the term of the Lease by five (5) years each upon and subject to the terms and conditions of the Lease.

4.          Purchase Option. In Section 19.3 of the Lease, Lessee is granted an option to purchase the Leased Property at the end of the initial term of the Lease and at the end of each renewal term, upon the terms and conditions set forth therein.

5.          No Modification. This Memorandum has been executed for the purposes of recordation only and shall not modify the provisions of the Lease, including the tenus and conditions of any options contained therein. In the event of any inconsistency or conflict between the provisions of this Memorandum and the provisions of the Lease, the provisions of the Lease shall govern and control.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the day and year first above written.

WITNESS:	LESSOR:

HR ACQUISITION I CORPORATION

By
[Print Name]	James C. Douglas
Vice President - Asset
Administration

LESSEE:

WITNESS:	HEALTHSOUTH MESA
REHABILITATION HOSPITAL, LLC

By:
[Print Name]	Arthur E. Wilson, Jr.
Vice President

STATE OF TENNESSEE	)
) SS
COUNTY OF DAVIDSON	)

On this       day of October, 2009, before me appeared James. C. Douglas, to me personally known, who, being by me duly sworn, did say that he is the Vice President-Asset Administration of HR Acquisition I Corporation, a Maryland corporation, and that said instrument was signed on behalf of said corporation, and said corporation acknowledged said instrument to be the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and state aforesaid, the day and year first above written.

Notary Public
My commission expires:

STATE OF ALABAMA	)
	)	SS
COUNTY OF JEFFERSON	)

On this      day of October, 2009, before me appeared Arthur E. Wilson, Jr., to me personally known, who, being by me duly sworn, did say that he/she is the Vice President of HealthSouth Mesa Rehabilitation Hospital, LLC, a Delaware limited liability company, and that said instrument was signed on behalf of said limited liability company, and said limited liability company acknowledged said instrument to be the free act and deed of said limited liability company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and state aforesaid, the day and year first above written.

Notary Public
My commission expires:

Exhibit A

That portion of the Southeast Quarter of Section 35, Township 1 North, Range 6 East of the Gila & Salt River Base & Meridian, Maricopa County, Arizona, being more particularly described as follows:

Lot 2 of the “Arizona Health & Technology Park – Unit 2” as recorded in Book 1005 of Maps, Page 18, records of Maricopa County, Arizona.

Said parcel containing 284,198 square feet, or 6.524 acres, more or less.

TO:	HR ACQUISITION I CORPORATION

FROM:	HEALTHSOUTH CORPORATION

DATE:	October 20, 2009

RE:	HEALTHSOUTH MESA REHABILITATION HOSPITAL, LLC 5702 East Baseline Road Mesa, Arizona 85206

GUARANTY OF OBLIGATIONS
UNDER LEASE AGREEMENT

HR Acquisition I Corporation, a Maryland corporation (the “Lessor”), (i) has or is about to purchase the real property described in Exhibit “A” attached hereto (the “Property”) pursuant to that certain Agreement of Sale and Purchase, dated as of March 11, 2009 (the “Purchase Agreement”), between Lessor, as buyer, and HealthSouth Mesa Rehabilitation Hospital, LLC, a Delaware limited liability company (the “Lessee”), as seller and (ii) has or is about to enter into that certain Lease Agreement dated as of even date herewith (the “Lease”) between Lessor and Lessee. As a material and necessary inducement for Lessor to enter into the Purchase Agreement and the Lease, Lessee hereby covenants and agrees as follows:

1.          Guarantor hereby irrevocably guarantees to the Lessor the payment when due of all rent and all other sums payable by Lessee under the Lease and the faithful and prompt performance when due of each and every one of the terms, conditions, covenants and obligations to be kept and performed by the Lessee under the Lease, and any and all amendments, extensions and renewals of the Lease. In the event of the failure of the Lessee to pay any such rent or other sums, or to render any other performance required by the Lessee under the Lease, if and when due, the Guarantor shall forthwith perform all provisions of the Lease to be performed by the Lessee thereunder. It is understood and agreed that the aggregate amount of the Lease obligations guaranteed hereby may not exceed the amount which accrues under the Lease, provided that the Guarantor shall be obligated to pay for all reasonable costs and expenses that are incurred by the Lessor in enforcing this Guaranty.

2.          In such manner, upon such terms and at such times as the Lessor in its sole discretion deems necessary or expedient, and without notice to or consent by the Guarantor, which notice and consent are hereby expressly waived by the Guarantor, the Lessor may alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any obligation hereby guaranteed, release the Lessee by consent to any assignment, release, substitute or add any one or more guarantors, accept additional or substituted security for any obligation secured hereby, release or subordinate any security for any obligation secured hereby or release or substitute the Property now or hereafter covered by the Lease for any other facility. No exercise or non-exercise by the Lessor of any right hereby given the Lessor (or neglect or delay in connection therewith), no dealing by the Lessor with the Guarantor or any other guarantor or any other person, and no change, impairment, release or suspension of any right or remedy of the Lessor against any person, including the Lessee and any other guarantor, shall in any way affect any of the obligations of the Guarantor hereunder or any security furnished by the Guarantor or give the Guarantor any recourse or offset against the Lessor. If the Lessor has exculpated the Lessee from personal liability in whole or in part (specifically excluding a voluntary release for consideration negotiated between Lessor and an Unaffiliated Assignee (as defined in Section 20 below)), said exculpation shall not affect the obligations of the Guarantor hereunder, it being understood that the Guarantor’s obligations hereunder are independent of the obligations of the Lessee and are to be construed as if no such exculpation had been given to the Lessee by the Lessor. Subject to the preceding sentence, it is further understood and agreed that if any such exculpation has been or at any time hereafter is given to the Lessee, the Lessor has done or will do so in reliance upon the agreements of the Guarantor expressed herein.

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3.          Intentionally Deleted.

4.          Subject to the provisions of the last sentence of this Section, the Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to, (a) any right to require the Lessor to proceed against the Lessee or any other person or to proceed against or exhaust any security held by Lessor at any time or to pursue any other remedy in the Lessor’s power before proceeding against the Guarantor; (b) any defense that may arise by reason of incapacity, lack of authority, insolvency, bankruptcy, death or disability of any other person or persons or the failure of the Lessor to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (c) any defense arising because of the Lessor’s election, if any proceeding instituted under the Federal Bankruptcy Code, together with all amendments and revisions thereto (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (d) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code; and (e) any duty on the part of Lessor to disclose to Guarantor any facts Lessor may now or hereafter know about Lessee, regardless of whether Lessor has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that the undersigned is fully responsible for being and keeping informed of the financial condition of Lessee and of all circumstances bearing on the risk of non-payment or non-performance of any obligations or indebtedness hereby guaranteed. The Guarantor hereby waives all notices of acceptance of this Guaranty, protest, notice of intention to accelerate (and notice of such acceleration), demand and dishonor, presentment, and all other demands of any kind now or hereafter provided for by any statute or rule of law. Notwithstanding anything to the contrary in this Guaranty, the Guarantor shall have as a defense to payment or performance hereunder each and every defense, real and personal, which the Lessee may have to the payment or performance under the Lease, it being the intention of the Guarantor and the Lessor that the Guarantor’s obligations hereunder shall not be greater, more burdensome or otherwise different from the Lessee’s obligations under the Lease. Guarantor agrees that notwithstanding the termination, cancellation, satisfaction or expiration of this Guaranty, should Lessor be required to return to Lessee any sums previously paid by Lessee by a bankruptcy court or a receiver in a receivership action, this Guaranty shall be revived and shall continue to be in force and effect with Lessor having all lights granted hereunder and Guarantor all obligations imposed hereby.

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5.          Until all obligations and indebtedness of the Lessee under the Lease have been performed, satisfied and discharged in full, the Guarantor shall have no right of subrogation and hereby waives any right to enforce any remedy which the Lessor now has or may hereafter have against the Lessee and any benefit of, and any right to participate in, any security now or hereafter held by the Lessor with respect to the Lease.

6.          All existing and future obligations or indebtedness of Lessee to Guarantor are hereby subordinated to all indebtedness and other obligations hereby guaranteed. Upon the occurrence of an Event of Default under and as defined under the Lease, such subordinated indebtedness and capital shall not be paid or withdrawn in whole or in part and at Lessor’s request, Guarantor shall cause Lessee to pay to Lessor on account of the guaranteed indebtedness all or any part of such subordinated indebtedness and any capital which Guarantor is entitled to withdraw. Any such payment by Lessee in violation of this Guaranty shall be received by Guarantor in trust for Lessor, and Guarantor shall cause the same to be paid to Lessor immediately on account of the indebtedness of Lessee to Lessor. No such payment shall reduce or affect in any manner the liability of Guarantor under this Guaranty.

7.          Notwithstanding any modification or discharge of the obligations guaranteed hereby (or any part thereof) or any amendment, modification, rearrangement, stay, or cure of any of the Lessor’s rights, remedies or recourse under the Lease which may occur in any bankruptcy or reorganization case or proceeding concerning the Lessee, whether permanent or temporary, and whether or not assented to by the Lessor, the Guarantor hereby agrees that the Guarantor shall be obligated under this Guaranty to pay and perform all of the obligations guaranteed hereby in accordance with the respective terms of the Lease and this Guaranty in effect on the date hereof. The Guarantor understands and acknowledges that, by virtue of this Guaranty, the Guarantor has specifically assumed any and all risk of a bankruptcy, reorganization, or other case or proceeding under any of the Debtor Relief Laws (as hereinafter defined) with respect to the Lessee. The term “Debtor Relief Law,” as used in this Guaranty, shall mean the Bankruptcy Code or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief law from time to time in effect which affects the rights of creditors generally.

8.          With or without notice to the Guarantor, the Lessor, in the Lessor’s sole discretion and at any time and from time to time and in such manner and upon such terms as the Lessor deems fit, may (a) apply any or all payments or recoveries from the Lessee or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as the Lessor may determine, to any indebtedness or other obligation of the Lessee with respect to the Lease, whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured or is due at the time of such application, and (b) refund to the Lessee any payment received by the Lessor under the Lease.

9.          The amount of the Guarantor’s liability and all rights, powers and remedies of the Lessor hereunder shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to the Lessor by law. This Guaranty is in addition to and exclusive of the guaranty of any other guarantor of any indebtedness of the Lessee to the Lessor.

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10.         The obligations of the Guarantor hereunder are primary, direct and independent of the obligations of the Lessee and, in the event of any default by the Lessee under the Lease (beyond any period of cure provided therein), a separate action may be brought and prosecuted against the Guarantor whether or not the Lessee is joined therein or a separate action is brought against the Lessee. The Lessor may maintain successive actions for other defaults. The Lessor’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all indebtedness and obligations, the payment and performance of which are hereby guaranteed, have been paid and fully performed.

11.         The Guarantor shall pay to the Lessor all reasonable attorneys’ fees and all costs and expenses which the Lessor expends or incurs in enforcing performance of any indebtedness or other obligation hereby guaranteed or in enforcing this Guaranty against the Guarantor, whether or not suit is filed, expressly including but not limited to all costs, reasonable attorneys’ fees and expenses incurred by the Lessor in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Guarantor which in any way affects the exercise by the Lessor of is rights and remedies hereunder.

12.         The most recent audited financial statements of the Guarantor made publicly available have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Guarantor as of the date thereof and no material adverse change has occurred in the financial condition of Guarantor since the date thereof.

13.         If any provision or portion thereof of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Guaranty, and the remaining provisions and portions thereof shall continue in full force and effect.

14.         This Guaranty shall inure to the benefit of the Lessor, its successors and assigns, and any subsequent owners of the Property who succeed to all or any portion of the Lessor’s obligations and rights under the Lease, and shall bind the successors and assigns of the Guarantor; provided that the Guarantor may not, without the Lessor’s prior written consent, assign or transfer any of its powers, duties or obligations under this Guaranty. This Guaranty may be assigned by the Lessor with respect to all or any portion of the indebtedness or obligations hereby guaranteed to any subsequent owners or encumbrances of the Property, and when so assigned the Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of the Guarantor hereunder with respect to any indebtedness or obligations retained by the Lessor. Notwithstanding anything to the contrary set forth in this Guaranty, in connection with a corporate transaction involving the merger of Guarantor with another entity where Guarantor is not the surviving entity or the sale of all or substantially all of the assets of Guarantor, so long as the surviving or transferee entity (a) has a Consolidated Net Worth (as defined in the Lease) that is no less than the Consolidated Net Worth of Guarantor on the date of Guarantor's request for substitution and (b) expressly assumes in writing for the benefit of Lessor all of the obligations on the part of the “Guarantor” to be performed under this Guaranty, Guarantor shall have the right to substitute such surviving or transferee entity in place of Guarantor hereunder.

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15.         Neither any provision of this Guaranty nor any right of either the Lessor or the Guarantor hereunder can be waived in whole or in part nor can the Guarantor be released from the Guarantor’s obligations hereunder except by a writing duly executed by an authorized officer of the waiving or releasing party.

16.         When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa. The word “person” as used herein shall include any individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever. The term “Lessee” as used herein shall mean the party herein so named and its successors including, but not limited to, a debtor in possession under Chapter 11 of the Bankruptcy Code.

17.         In the event that any of the rights or obligations of Lessor or Lessee in any dispute or controversy are submitted to or determined by arbitration pursuant to the provisions of Article 31 of the Lease, Guarantor hereby covenants and agrees that its corresponding rights and obligations under this Guaranty shall also be determined by and hereby submits to such arbitration proceeding.

18.         EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TENNESSEE. The Guarantor hereby: (a) irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of the State of Tennessee in any legal proceeding arising out of, or in connection with, this Guaranty, the Lease and the obligations guaranteed hereby as provided for by Tennessee law; and (b) irrevocably consents to the service of process upon the Guarantor by the mailing of copies hereof by certified mail, return receipt requested, postage prepaid, to the Guarantor at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Legal Department, or such other address of which the Guarantor shall notify the Lessor in writing. Nothing herein shall affect the rights of the Lessor to commence legal proceedings or otherwise proceed against the Guarantor in any jurisdiction or to serve process in any manner permitted by applicable law, and nothing herein shall constitute a general consent to jurisdiction or service of process.

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19.         THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

20.         Notwithstanding anything to the contrary set forth in this Guaranty, if the Lease is assigned by Lessee to an entity that is not affiliated with Lessee and/or Guarantor (an “Unaffiliated Assignee”), and Lessor and any such Unaffiliated Assignee modify or amend the Lease without Guarantor's written consent, (a) the guaranty obligations of Guarantor under this Guaranty shall not include any such modifications or amendments between Lessor and an Unaffiliated Assignee and (b) only the guaranty obligations of Guarantor under this Guaranty that are in effect as of such date shall remain in full force and effect.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its authorized officer as of the date first written above.

HEALTHSOUTH CORPORATION

By:	/s/ Arthur E. Wilson, Jr.
Name: Arthur E. Wilson, Jr.
Title: Senior Vice President

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